Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

dated as of January 26, 2022

by and among

CARET HOLDINGS, INC.,

as Borrower

ROOT, INC.,

as Holdings

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

ACQUIOM AGENCY SERVICES LLC,

as Administrative Agent

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Schedules

Schedule I	—	Commitments
Schedule II	—	Permitted Holders
Schedule 4.5	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 4.16	—	Deposit and Disbursement Accounts
Schedule 4.18	—	Material Agreements
Schedule 7.1(b)	—	Existing Indebtedness
Schedule 7.2(c)	—	Existing Liens
Schedule 7.4(a)	—	Existing Investments
Schedule 7.6(l)	—	Minority Investments

Exhibits

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Guaranty and Security Agreement
Exhibit 2.6	—	Form of Notice of Borrowing
Exhibit 2.14	—	Form of Notice of Conversion
Exhibits 2.21A - D	—	Forms of U.S. Tax Compliance Certificates
Exhibit 3.1(b)(iii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(vi)	—	Form of Officer’s Certificate
Exhibit 5.1(d)	—	Form of Monthly Certified Liquidity Report
Exhibit 5.1(e)	—	Form of Compliance Certificate
Exhibit 5.18	—	Form of Tranche 2 Warrant

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of January 26, 2022, by and among CARET HOLDINGS, INC., a Delaware corporation (the “Borrower”), ROOT, INC., a Delaware corporation (“Holdings”), the other Loan Parties from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and ACQUIOM AGENCY SERVICES LLC (“Acquiom”), as the Administrative Agent for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make to the Borrower, term loans, subject to the terms and conditions set forth in this Agreement;

WHEREAS, each Loan Party will derive substantial direct and/or indirect benefits from the entry into this Agreement, and are willing to guaranty all of the Obligations (as defined below);

WHEREAS, each of the Borrower and the other Loan Parties desire to secure all of the Obligations and the guaranty by each Loan Party (other than the Borrower) of the Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, and lien upon, substantially all of its property (other than Excluded Property);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“ABR Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Acquiom” shall have the meaning assigned to such term in the introductory paragraph hereto.

“Acquisition Costs” shall mean any and all direct marketing and advertising costs related to the acquisition of new customers.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b)(i) until June 30, 2023, 0.26161% and (ii) thereafter, zero percent (0.00%).

“Administrative Agent” shall mean Acquiom, in its capacity as the administrative agent under any of the Loan Documents, or any successor administrative agent (as may be determined in accordance with Section 9.7).

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Fee Letter” shall mean that certain Agent Fee Letter, dated the Closing Date, executed by Acquiom and accepted by the Borrower.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.

“AIMCo Fee Letter” shall mean that certain Fee Letter, dated the Closing Date, by and between the Borrower and the AIMCo Lender.

“AIMCo Lender” shall have the meaning ascribed to such defined term in the AIMCo Fee Letter.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings, the Borrower and/or their Subsidiaries concerning or relating to the prohibition of bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (i) 8.00% per annum with respect to Base Rate Loans and (ii) 9.00% per annum with respect to SOFR Loans.

“Approved Fund” shall mean any Person (other than a natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)), fund, commingled investment vehicle or managed account that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Automobile Quota Share Reinsurance Contract” shall mean that certain Automobile Quota Share Reinsurance Contract, effective as of July 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RIC and RRC.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) Adjusted Term SOFR determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) two percent (2.00%). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable.

“Base Rate Loans” shall mean Loans for which the rate of interest is based upon the Base Rate.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent, the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Term SOFR Administrator, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” shall be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BlackRock ESG Questionnaire” shall mean a questionnaire in a form provided by BlackRock Financial Management, Inc. (or its Affiliates) relating to environmental, social and governance attributes of the Borrower and/or its Affiliates.

“BlackRock Fee Letter” shall mean that certain Fee Letter, dated the Closing Date, by and among the Borrower and the BlackRock Lenders.

“BlackRock GCO Lender” shall have the meaning ascribed to such defined term in the Board Observation Side Letter.

“BlackRock Lenders” shall have the meaning ascribed to such defined term in the BlackRock Fee Letter.

“Board Observation Side Letter” shall mean that certain letter agreement, dated as of the Closing Date, by and between Holdings and the BlackRock GCO Lender.

“Board of Directors” shall mean, with respect to any Person, the board of directors or other equivalent governing body for such Person; provided that, notwithstanding anything herein to the contrary, in no event shall any Observer designated and appointed pursuant to Section 5.17 constitute a Board of Director of any Person for the purposes of this Agreement or any other Loan Document.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Materials” shall have the meaning set forth in Section 5.1.

“Borrowing” shall mean the Term Loans made on the Funding Date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cabretta Agreement” shall mean that certain Subscription Agreement, dated as of November 15, 2021 and in effect on the Closing Date, by and between RIC and Cabretta Georgia Tax Credit Fund LLC, a Georgia limited liability company.

“Capital Lease Obligations” of any Person, shall mean, subject to Section 1.3, the obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Carvana” shall mean, collectively, (a) Carvana, LLC, an Arizona limited liability company, (b) Carvana Insurance Services, LLC, an Arizona limited liability company and (c) Carvana Group, LLC, a Delaware limited liability company.

“Carvana Agreements” shall mean, collectively, that certain (a) Investment Agreement, dated as of August 11, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the Closing Date), by and between Holdings and Carvana Group, LLC, a Delaware limited liability company and (b) Commercial Agreement, dated as of October 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the Closing Date), by and between the Borrower and Carvana.

“Carvana Warrants” shall mean the “Warrants” (as defined in the Carvana Agreements).

“Cayman Law Share Pledge” shall mean that certain Equitable Mortgage Over Shares dated as of the Closing Date, made by the Borrower in favor of the Administrative Agent (for the benefit of the Secured Parties).

“Change of Control” shall mean the occurrence of one or more of the following events:

(i) any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the SEC promulgated thereunder) other than the Permitted Holders or any Person acting in its capacity as trustee, agent or other fiduciary of, or holding securities under, an employee benefit plan of the Borrower (a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Holdings; or

(ii) during any period of twenty-four (24) consecutive months, a majority of the members of the Board of Directors of Holdings cease to be composed of individuals who are Continuing Directors; or

(iii) (a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Borrower; or (b) the Borrower shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than, in the case of clause (b), pursuant to a transaction permitted by Section 7.3(a); provided that this parenthetical shall not apply with respect to any Insurance Subsidiary).

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 10.12.

“Class A Common Stock” shall have the meaning set forth in Holdings’ Amended and Restated Certificate of Incorporation in effect on the Closing Date.

“Class B Common Stock” shall have the meaning set forth in Holdings’ Amended and Restated Certificate of Incorporation in effect on the Closing Date.

“Closing Date” shall mean January 26, 2022.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is, or purports to be, the subject of a Lien to the Administrative Agent under the Loan Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that, for the avoidance of doubt, the Collateral shall exclude (i) all of the assets of any Insurance Subsidiary (but, for the avoidance of doubt, and subject to the limitations and restrictions set forth herein and in the other Loan Documents, not the Capital Stock of such Insurance Subsidiary) or any Subsidiary of an Insurance Subsidiary and (ii) all other Excluded Property.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Assignment” shall mean that certain Collateral Assignment of Contract Rights under the RIC Authorized Producer Agreement and the RPC Authorized Producer Agreement, dated as of the Closing Date, executed by RIA in favor of the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, the Cayman Law Share Pledge, any Real Estate Documents, the Control Account Agreements, the Collateral Assignment, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof.

“Commitments” shall mean the Term Loan Commitments.

“Communications” shall have the meaning set forth in Section 10.1(b)(iv).

“Compliance Certificate” shall mean a certificate from a Financial Officer of Holdings and the Borrower, substantially in the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(e).

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.20 and other technical, administrative or operational matters) that the Administrative Agent and the Required Lenders decide, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower and Required Lenders, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on, or measured by, net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash” shall mean, as at any date of determination, the aggregate cash (regardless of whether restricted or unrestricted) and cash equivalents of Holdings and its Subsidiaries.

“Contingent Line of Credit” shall mean any unsecured line of credit pursuant to which (i) all of the obligations owing by the debtor(s) under such line of credit are expressly subordinated in right of payment to the Obligations on terms and conditions (including, for the avoidance of doubt, standstill provisions) reasonably acceptable to the Administrative Agent and the Required Lenders in their sole discretion, (ii) the only debtor(s) under such line of credit are Loan Parties, (iii) such line of credit and any Indebtedness issued thereunder does not have a stated maturity date or provide for scheduled amortization payments prior to one hundred eighty (180) days after the Stated Maturity Date, and (iv) there shall be no mandatory prepayment or redemption required (except for (x) provisions requiring Holdings to convert all or any portion of such Indebtedness into Qualified Capital Stock of Holdings, (y) customary repayment provisions upon a change of control and (z) customary acceleration rights after an event of default) prior to one hundred eighty (180) days after the Stated Maturity Date.

“Continuing Director” shall mean, with respect to any period, any individual (A) who was a member of the Board of Directors of Holdings on the first day of such period, (B) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (C) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of the Board of Directors.

“Contractual Obligation” of any Person, shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Account Agreement” shall mean any agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account” shall have the meaning set forth in Section 5.11(a).

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement, substantially in the form of Annex II attached to the Guaranty and Security Agreement, executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent (for the benefit of the Secured Parties), both on the Closing Date and thereafter.

“Covered Party” shall have the meaning set forth in Section 10.19(a).

“Cumulative Cash Burn” shall mean, as of any Fiscal Month, the ending balance of Consolidated Cash as of the last calendar day of the immediately prior Fiscal Month minus the ending balance of Consolidated Cash as of the last calendar day of such Fiscal Month.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.12(c).

“Defaulting Lender” shall mean, subject to Section 2.27(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.27(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Direct Earned Premium” shall mean revenue recognized during the period of measurement for written insurance contracts, prior to any ceding, as determined in accordance with SAP.

“Direct Contribution” shall mean, for any period of measurement, the adjusted gross profit/(loss) excluding ceded earned premium, ceded loss and gross loss adjustment expense, and net ceding commission and other, for the Borrower and its Subsidiaries. For the avoidance of doubt, net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by related sliding scale commission adjustments and amortization of excess ceding commission, and other impacts of reinsurance ceded which are included in other insurance (benefit) expense, and, after these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business, but exclusive of net ceding commission, ceded loss and gross loss adjustment expense and other impacts of reinsurance ceded.

“Direct Contribution to Gross Earned Premium Ratio” shall mean (x) divided by (y) where (x) is the Direct Contribution of the Borrower and its Subsidiaries for the three-month period ended on the last day of each Fiscal Quarter and (y) is Gross Earned Premium of the Borrower and its Subsidiaries for the three-month period ended on the last day of each Fiscal Quarter.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person which (x) by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one

(91) days following the Stated Maturity Date, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date, (c) provides for or otherwise permits the holder to receive scheduled payments of dividends or distributions in cash on or prior to the date that is ninety-one (91) days following the Stated Maturity Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date or (y) contains any repurchase obligation which, by its terms, may come into effect (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Stated Maturity Date.

“Disqualified Institution” shall mean (a) any direct competitor of the Borrower that is in the same or a substantially similar line of business and that had been identified in writing to the Administrative Agent at least two (2) Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments (each such entity, a “Competitor”) and (b) any Person that (i) is actually known by the Administrative Agent to be an Affiliate (solely on the basis of name) of any Competitor or (ii) had been identified in writing to the Administrative Agent as an Affiliate of a Competitor at least two (2) Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments; provided that a list of Disqualified Institutions identified in clauses (a) and (b)(ii) above shall be made available to all Lenders upon request to the Administrative Agent.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities) of Holdings, the Borrower or any of their respective Subsidiaries, directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement to the extent under which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that, together with the Borrower or its Subsidiaries, is or was, at any relevant time, considered to be under common control under Section 4001 of ERISA or a “single employer” under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (i) any “reportable event” (as defined in Section 4043(c) of ERISA) with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make by its due date a required contribution to any Plan that would result in the imposition of a lien or encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition on the assets of Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of such a lien or encumbrance, or any filing of any request for a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, whether or not waived, or any determination that any Plan is, or is expected to be, in at-risk status under Section 303 of ERISA; (iii) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA; (vii) Holdings, the Borrower, any of their respective Subsidiaries engaging in a material non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” shall have the meaning set forth in Section 9.14(a).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Accounts” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Excluded Property” shall have the meaning ascribed to such defined term in the Guaranty and Security Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.26) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.21(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into among Governmental Authorities in connection with such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0.00%).

“Fee Letters” shall mean the Agent Fee Letter, the AIMCo Fee Letter and the BlackRock Fee Letter.

“Financial Officer” shall mean the chief financial officer, chief accounting officer, chief revenue and operating officer, vice president of finance, treasurer or any principal accounting officer of any Person.

“Fiscal Month” shall mean any fiscal month of Holdings.

“Fiscal Quarter” shall mean any fiscal quarter of Holdings.

“Fiscal Year” shall mean any fiscal year of Holdings.

“Floor” shall mean a rate of interest equal to 1.00%.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Funding Date” shall mean January 27, 2022.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Gross Earned Premium” shall mean, for any period of measurement, the amount of direct premium on insurance policies of, and premiums that are assumed from the relevant fronting carrier by, the Borrower and its Subsidiaries, in each case, that was earned during such period.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, each of the Subsidiary Loan Parties and Holdings; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Guarantor.

“Guaranty and Security Agreement” shall mean that certain Guaranty and Security Agreement, dated as of the Closing Date and substantially in the form of Exhibit B attached hereto, made by the Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties).

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic or deleterious properties or characteristics.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person, shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person, shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by the Loan Parties and their Subsidiaries in the ordinary course of business or (ii) the purchasing by the Loan Parties and their Subsidiaries of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice.

“Historical Financial Statements” shall have the meaning set forth in Section 4.4.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Indebtedness” of any Person, shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(f), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third-party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness of a Person shall not include (i) obligations under insurance issued, underwritten, placed or sold by such Person in the ordinary course of business, (ii) obligations under risk allocation agreements, reinsurance agreements, retrocession agreement and stop-loss arrangements purchased in the ordinary course of business or otherwise in accordance with industry practice or (iii) guarantees of risk based capital that are customary in the insurance business.

“Indemnitee” shall have the meaning set forth in Section 10.3(b).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insurance Licenses” shall mean any license, permit or authorization required to be obtained from any Insurance Regulatory Authority to transact insurance and reinsurance business.

“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.

“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is an authorized or admitted insurance carrier (and excluding, for the avoidance of doubt, any insurance agency, rate servicing organization, managing general agent or broker), and has received an Insurance License from an Insurance Regulatory Authority in connection with the foregoing. As of the Closing Date, RIC, RRC and RPC are the only Insurance Subsidiaries.

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether owned or licensed, arising under any Requirement of Law, including all Copyrights, Patents, software, Trademarks, Internet Domain Names, Trade Secrets, IP Licenses and all IP Ancillary Rights relating to the foregoing.

“Interest Period” shall mean, as to any Borrowing of SOFR Loans, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is three (3) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing; provided that (i) the initial Interest Period for such SOFR Loans shall commence either (x) on the Funding Date or (y) on the date of conversion from a Base Rate Loan into a SOFR Loan pursuant to Section 2.14, and each Interest Period occurring thereafter in respect of such SOFR Loan shall commence on the day on which the next preceding Interest Period expires, (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day, (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month of such Interest Period and (iv) no Interest Period shall extend beyond the Maturity Date.

“Internet Domain Names” shall have the meaning ascribed to such defined term in the Guaranty and Security Agreement.

“Investments” shall have the meaning set forth in Section 7.4.

“IP Ancillary Rights” shall mean, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof.

“IP License” shall mean all written Contractual Obligations (and all related IP Ancillary Rights), granting any license right, title or interest in or relating to any Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any IP License.

“Liquidity” shall mean, on any date of determination, the aggregate amount of cash and cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Loan Parties, taken as a whole, in each case, on such date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that, amounts included under this definition shall (i) be included only to the extent such amounts are (A) not subject to any Lien (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised or (y) in favor of the Administrative Agent) and (B) subject to a perfected Lien and held in a Controlled Account subject to a Control Account Agreement, in each case, in favor of the Administrative Agent and (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of Holdings, the Borrower, any Subsidiary of Holdings or any of their respective Affiliates.

“Liquidity Report” shall mean a report from a Financial Officer of the Borrower, substantially in the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(d).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Fee Letters, each Warrant (to the extent that, and for so long as, the parties thereto include a Lender or an Affiliate or Approved Fund of such Lender), the Board Observation Side Letter, the Perfection Certificate, all Notices of Borrowing, all Notices of Conversion, any Market Intercreditor Agreement, any promissory notes issued hereunder, any subordination agreement executed in connection with the Subordinated Debt (if any) or the Pari Lien Debt (if any), and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing that are designated by the Borrower and the Administrative Agent as a Loan Document.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loan.

“Make-Whole Amount” shall mean, with respect to the Term Loans at any applicable prepayment, repayment or payment date (a “Payment Date”), an amount (calculated in good faith by the Required Lenders, which calculation shall be conclusive absent manifest error) equal to the present value of all required and remaining scheduled interest payments due on the principal amount of such Term Loan(s) being prepaid, repaid or paid, as applicable, on such Payment Date, through and including the date that is eighteen (18) months following the Funding Date (excluding accrued but unpaid interest up to and including such Payment Date, and assuming that the rate of interest will be equal to the rate of interest in effect on and as of such Payment Date), discounted to the Payment Date on a quarterly basis (assuming a 360-days year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Market Intercreditor Agreement” shall mean a customary intercreditor agreement, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents, taken as a whole or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with the chief financial officer or the chief executive officer of Holdings and its Subsidiaries, (iii) all leases of Real Estate in locations that constitute the chief executive office of any of Holdings and/or its Subsidiaries or otherwise with rent in excess of $5,000,000 per year and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $10,000,000 or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $10,000,000 or more and (C) a default, breach or termination thereof would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Obligations) of Holdings, the Borrower or any of their respective Subsidiaries, individually, in an outstanding principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean the earlier to occur of (i) the Stated Maturity Date and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Maximum Rate” shall have the meaning set forth in Section 10.12.

“Minimum Liquidity Step-Down Date” shall have the meaning set forth in Section 6.4.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages, including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.12.

“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture over real estate, deed of immovable hypothec, deed over real estate to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is or was, during the preceding five (5) calendar years, contributed to or required to be contributed to by Holdings, the Borrower, any of their respective Subsidiaries or an ERISA Affiliate.

“Multiple Line Quota Share Reinsurance Contract” shall mean that certain Multiple Line Quota Share Reinsurance Contract, effective as of January 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RIC and RRC.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, as applicable: (a) with respect to any asset sale, disposition, casualty, condemnation or similar event, the gross proceeds received by Holdings or any of its Subsidiaries therefrom consisting of (x) cash, (y) cash equivalents and (z) any cash or cash equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction or event (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such transaction or event, the amount of such excess shall constitute Net Cash Proceeds); (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates); (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Loan Documents or Indebtedness that is subordinated to the Obligations) that is required to be repaid in connection with such transaction or event and that is secured by Liens on such assets (so long as such Lien was permitted to encumber such assets under the Loan Documents at the time of such sale and was not a pari passu or junior Lien on Collateral); (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such asset sale, disposition, casualty, condemnation or similar event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any incurrence of Indebtedness, the gross cash proceeds received by Holdings or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates).

“Net Mark-to-Market Exposure” of any Person, shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Consenting Lender” shall have the meaning set forth in Section 2.26.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Guarantor Subsidiary” shall have the meaning set forth in Section 7.5(e).

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more of their respective Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Borrowing” shall have the meaning set forth in Section 2.6(a).

“Notice of Conversion” shall have the meaning set forth in Section 2.14(b).

“Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“Observer” shall have the meaning set forth in Section 5.17.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person, shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.26) or a sale of a participation in all or a portion of any Recipient’s rights and/or obligations under this Agreement.

“Parent Company” shall mean, with respect to any Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Lien Debt” shall mean any Indebtedness of the Loan Parties that is expressly permitted pursuant to Section 7.1(f) and ranks pari passu in right of security with the Obligations.

“Pari Lien Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, collateral documents, subordination agreements, intercreditor agreements (including any Market Intercreditor Agreement) and other related documents and/or agreements governing or evidencing the Pari Lien Debt.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement, substantially in the form of Annex II attached to the Guaranty and Security Agreement, executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent (for the benefit of the Secured Parties), both on the Closing Date and thereafter.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.

“Payment Date” shall have the meaning assigned to such term in the definition of “Make-Whole Amount”.

“Payment Office” shall mean the office of the Administrative Agent located at 950 17th Street, Suite 1400, Denver, CO 80202, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.

“Payment Recipient” shall have the meaning set forth in Section 9.14(a).

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date, executed by each Loan Party in favor of the Administrative Agent and the Lenders.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Convertible Indebtedness” shall mean Indebtedness of Holdings permitted to be incurred pursuant to Section 7.1(r) that is convertible into, or exchangeable for, common stock of Holdings (or other securities or property following a merger event or other change of the common stock of Holdings) and/or cash (in an amount determined by reference to the price of such common stock). For the avoidance of doubt, the amounts outstanding under any Permitted Convertible Indebtedness shall be determined for purposes of the Loan Documents without giving effect to any treatment in respect of convertible debt instruments under Accounting Standards Codification Subtopics 470-20 or 815-40 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Permitted Convertible Indebtedness in a reduced or bifurcated manner as described therein, and such Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof.

“Permitted Encumbrances” shall mean:

(i) Liens imposed by law for taxes, assessments and other charges and levies imposed by any Governmental Authority, in each case, which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, processors, suppliers, landlords, repairmen and other Liens imposed by law in the ordinary course of business for amounts not more than forty-five (45) days past due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;

(iv) (i) Liens, pledges and deposits to secure the performance of bids, government, trade and commercial contracts, leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in subclause (i) of this clause (iv), in each case, in the ordinary course of business;

(v) (x) judgment and attachment liens not giving rise to an Event of Default and (y) Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) customary bankers’ liens (and other similar liens) or rights of set-off, revocation, refund or chargeback on deposit accounts or securities accounts, and under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business and/or to secure any cash management obligations;

(vii) (x) easements, zoning restrictions, building codes, rights-of-way, reservations, covenants, rights and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole, (y) with respect to any leasehold interest, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property or owned property and (z) with respect to any Mortgaged Property, all matters shown on the title report for such Real Estate;

(viii) Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries;

(ix) restrictions on transfers of assets that are subject to sale or transfer pursuant to any purchase and sale agreements that are permitted under this Agreement;

(x) in the case of any joint ventures permitted hereunder, put/call arrangements or restrictions on dispositions related to its Capital Stock set forth in the applicable organizational documents or joint venture agreement;

(xi) Liens on insurance policies under which Holdings and its Subsidiaries are the insured parties (excluding, for the avoidance of doubt, any excess of loss, catastrophic or other similar insurance or reinsurance policies that are applicable to the line of business of Holdings and its Subsidiaries) and proceeds and premiums thereof or related thereto securing Indebtedness permitted under Section 7.1(n);

(xii) Liens on assets of any Insurance Subsidiary arising under agreements or arrangements established with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business;

(xiii) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Holdings or its Subsidiaries;

(xiv) licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practice, including, without limitation, any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S.; and

(xv) pledges, deposits and guarantees made by any Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by any Insurance Regulatory Authority;

(xvi) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to leases;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” shall mean all Persons that hold Capital Stock of Holdings as of the Closing Date as set forth on Schedule II attached hereto and, in each case, their Affiliates, immediate family members, lineal descendants, heirs, estates and trusts for the benefit thereof.

“Permitted Investments” shall mean:

(i) investments in cash, or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case, maturing within one (1) year from the date of acquisition thereof;

(ii) marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one (1) year from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s;

(iii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and, in either case, maturing within one (1) year from the date of acquisition thereof;

(iv) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (x) any Lender or (y) any domestic office of any other commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(v) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above;

(vi) Investments of any of RIC, RRC or RPC, as applicable, in each case, in the ordinary course of business, and consistent with the investment policy approved by the Board of Directors of Holdings, the Borrower or their respective Subsidiaries, as applicable;

(vii) mutual funds investing at least 95% of their assets in any one or more of the Permitted Investments described in clauses (i) through (v) above;

(viii) advances made in connection with the purchase of goods or services in the ordinary course of business;

(ix) deposits of cash made in the ordinary course of business to secure the performance of (x) operating leases and (y) other contractual obligations that do not constitute Indebtedness for borrowed money;

(x) equity investments which are required by law to maintain net capital requirements or as may be otherwise required by applicable law;

(xi) purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(xii) (x) leases and subleases of real or personal property and (y) licenses and sublicenses of any patents, trademarks, copyrights, trade secrets, know-how, confidential and proprietary information and other intellectual property rights and other personal property in the ordinary course of business; and

(xiii) payroll, commission, travel and other similar cash advances made to directors (or similar Persons), officers or employees in the ordinary course of business.

“Permitted Prior Liens” shall mean (a) with respect to any Capital Stock of any Subsidiary of Holdings, Liens permitted by Section 7.2, which are prior as a matter of law and (b) with respect to any other property or assets, any Liens permitted by Section 7.2.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of, or prepayment of, Indebtedness prior to such date of determination); (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (d) to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) if any Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modified, refinanced, refunded, renewed or extended Indebtedness shall also be unsecured, (f) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then-terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness (provided that any Loan Party may guarantee any Permitted Refinancing incurred by any other Loan Party to the extent permitted by Section 7.1(e)); (g) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; and (h) in the case of any modification, refinancing, refunding, renewal or extension of any Pari Lien Debt Document, the terms and conditions of such modification, refinancing, refunding, renewal or extension are subject to, and in compliance with, the requirements set forth in the applicable Market Intercreditor Agreement.

“Permitted Reinsurance Activities” shall mean any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements, including, without limitation, any aggregate stop loss insurance arrangements or certain other related activities that, in the business judgment of the Borrower, are undertaken to create a capital-light insurance enterprise.

“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Debt” shall mean, collectively, any Indebtedness, the interest of which is not permitted to be paid in cash but instead must be paid in kind by capitalizing such interest and adding it to the principal balance of such Indebtedness and such interest added to the principal balance of such Indebtedness.

“Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) subject to Title IV of ERISA that is or was, during the preceding five (5) calendar years, maintained or contributed to or required to be contributed to by Holdings, the Borrower or any ERISA Affiliate.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Preferred Stock” shall have the meaning set forth in the Carvana Agreements.

“Prepayment Premium” shall mean an amount equal to:

(i) during the period of time from and after the Funding Date up to (but not including) the date that is eighteen (18) months following the Funding Date, the greater of (x) the Make-Whole Amount and (y) 5.00% of the principal amount of the Term Loans prepaid, repaid or paid, as applicable, on such date;

(ii) during the period of time from and after the date that is eighteen (18) months following the Funding Date up to (but not including) the date that is thirty (30) months following the Funding Date, 5.00% of the principal amount of the Term Loans prepaid, repaid or paid, as applicable, on such date; and

(iii) during the period of time from and after the date that is thirty (30) months following the Funding Date, 0.00% of the principal amount of the Term Loans prepaid, repaid or paid, as applicable, on such date.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent and the Required Lenders in their reasonable discretion) or any similar release by the Federal Reserve Board (as determined by Administrative Agent and the Required Lenders in their reasonable discretion).

“Pro Rata Share” shall mean, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Public Lender” shall have the meaning set forth in Section 5.1.

“QFC Credit Support” shall have the meaning set forth in Section 10.19.

“Qualified Capital Stock” of any Person, shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.

“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Real Estate owned by the Loan Parties that are required to be granted hereunder, duly executed by each applicable Loan Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, in each case, relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms reasonably satisfactory to the Administrative Agent, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent (for the benefit of the Secured Parties) (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located, in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (E) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-13, and applicable state requirements, on all of the owned Real Estate required to be subject to a Mortgage hereunder, dated no more than six (6) months prior to the Closing Date (or the date of the applicable Mortgage if provided post-closing) (or such earlier date as reasonably acceptable to the Administrative Agent), prepared by environmental engineers reasonably satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied with the contents of all such environmental reports and (F) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.

“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.

“Redpoint” shall mean Redpoint County Mutual Insurance Company.

“Redpoint Automobile Quota Share Reinsurance Contract” shall mean that certain Automobile Quota Share Reinsurance Contract, effective as of August 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Redpoint and RRC.

“Register” shall have the meaning set forth in Section 10.4(c).

“Regulated Subsidiary Equity” shall mean, as of any date of determination, the total equity reflected on the balance sheet of the Insurance Subsidiaries prepared in accordance with GAAP.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reinsurance Pooling Agreement” shall mean that certain Reinsurance Pooling Agreement, dated as of January 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RIC and RPC.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, general partners, limited partners, members, controlling persons, directors, officers, employees, agents, managed funds and accounts, financing sources, advisors, attorneys or other representatives of such Person and such Person’s Affiliates, and each of their permitted successors and assigns.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building or facility.

“Relevant Governmental Body” shall mean the Term SOFR Administrator, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” shall have the meaning set forth in Section 2.26.

“Required Additional Debt Terms” shall mean, with respect to any Indebtedness incurred under Section 7.1(f), all of the following: (a) to the extent such Indebtedness is secured by any of the Collateral, such Indebtedness shall not be secured by any assets of a Loan Party other than the Collateral securing the Obligations unless such asset is added to the Collateral to secure the Obligations; (b) such Indebtedness shall not be borrowed, issued or guaranteed by any Person which is not a Loan Party; (c) to the extent such Indebtedness is secured by any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement; (d) such Indebtedness is not structurally or contractually senior to the Obligations; (e) such Indebtedness does not have a maturity date earlier than the Stated Maturity Date or a Weighted Average Life to Maturity shorter than that of the Term Loans; and (f) such Indebtedness shall not provide the applicable lender(s) thereunder with an interest rate or effective yield greater than such terms as are provided hereunder nor shall such Indebtedness provide the applicable lender(s) thereunder with any other terms more favorable or beneficial to the lender(s) thereunder than the terms set forth in this Agreement.

“Required Lenders” shall mean Non-Defaulting Lenders holding, in the aggregate, more than 50% of the total Term Loan Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loans shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person, shall mean the articles of organization, certificate of incorporation, certificate of formation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing document(s) of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person, shall mean the chief executive officer, president, Financial Officer, chief operating officer, general counsel, secretary, assistant secretary or such other officer that has similar responsibilities to the extent such officer is designated in writing to the Administrative Agent.

“Restricted Debt” shall have the meaning set forth in Section 7.19. For the avoidance of doubt, Indebtedness consisting any intercompany Indebtedness, or any Indebtedness permitted under Sections 7.1(i), (j), (l), (m), (n) and (o) shall not constitute Restricted Debt.

“Restricted Debt Payment” shall have the meaning set forth in Section 7.19.

“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of management or similar fees.

“Restricted Tax Amount” shall have the meaning set forth in Section 2.11(i).

“RIA” shall mean Root Insurance Agency, LLC, an Ohio limited liability company.

“RIC” shall mean Root Insurance Company, an Ohio corporation.

“RIC Administrative Services Agreement” shall mean that certain Amended and Restated Administrative Services Agreement, dated as of May 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Borrower and RIC.

“RIC Authorized Producer Agreement” shall mean that certain Authorized Producer Agreement, dated as of November 1, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RIC and RIA.

“RIC Guaranty” shall mean that certain Guaranty, dated as of June 17, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), executed by the Borrower in favor of the Superintendent of Insurance, State of Ohio.

“RLSA” shall mean Root Lone Star Insurance Agency, Inc., a Texas corporation.

“RLSA Administrative Services Agreement” shall mean that certain Administrative Services Agreement, dated as of August 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Borrower and RLSA.

“RLSA Authorized Producer Agreement” shall mean that certain Authorized Producer Agreement, dated as of August 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RLSA and RIA.

“RLSA Guaranty” shall mean that certain Guaranty, substantially in the form delivered to the Administrative Agent on or prior to the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), executed by the Borrower and acknowledged and agreed to by Redpoint.

“RPC” shall mean Root Property & Casualty Insurance Company, a Delaware corporation.

“RPC Administrative Services Agreement” shall mean that certain Administrative Services Agreement, dated as of January 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Borrower and RPC.

“RPC Authorized Producer Agreement” shall mean that certain Authorized Producer Agreement, dated as of January 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RPC and RIA.

“RRC” shall mean Root Reinsurance Company, Ltd., a Cayman Islands exempted company.

“RRC Services Agreement” shall mean that certain Services Agreement, dated as of August 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RRC and RLSA.

“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any comprehensive Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SAP” shall mean, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority, applied in accordance with Section 1.2

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders and, solely with respect to Section 10.3, each other Indemnitee.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of Base Rate.

“Solvent” shall mean, with respect to any Person on any particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Event of Default” shall mean any Event of Default under Section 8.1(a), (b), (g), (h) or (j).

“Stated Maturity Date” shall mean January 27, 2027.

“Subordinated Debt” shall mean any Indebtedness of the Loan Parties that is expressly permitted pursuant to Section 7.1(k), 7.1(r)(ii) or 7.1(r)(iii).

“Subordinated Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, subordination agreements and other related documents and/or agreements governing or evidencing the Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement; provided that it is understood and agreed that (a) no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Loan Party and (b) no Subsidiary shall be a Subsidiary Loan Party if a guarantee by it would result in an adverse tax consequence (which is not de minimis) (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to Holdings or the Borrower or any of their respective Subsidiaries, as reasonably determined by the Borrower and the Required Lenders; provided, further, that notwithstanding anything to the contrary contained herein, no Subsidiary that is a Subsidiary Loan Party as of the Closing Date shall be subject to clause (b) of the aforementioned proviso.

“Supported QFC” shall have the meaning set forth in Section 10.19.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Group” shall have the meaning set forth in Section 7.5(e).

“Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement, effective as of August 17, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Borrower and RIC.

“Termination Date” shall mean the date upon which all Obligations (other than contingent obligations as to which no claim exists or has been asserted) have been paid in full in cash.

“Term Loan” shall have the meaning set forth in Section 2.5(a).

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan on the Funding Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I attached hereto. The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Funding Date is $300,000,000.

“Term Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.

“Term SOFR” shall mean:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR shall be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR shall be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the provisos above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent and Required Lenders in their reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Trade Secret” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Tranche 1 Warrants” shall mean the warrants to purchase the Capital Stock representing Class A common stock of Holdings, on a fully diluted basis, in accordance with the terms of such warrants, entered into by and among Holdings, the Lenders, or one or more of such Lenders’ respective affiliates or designees designated thereby, to be issued on the date hereof, or any replacement warrants thereof.

“Tranche 2 Warrants” shall mean the warrants to purchase the Capital Stock representing Class A common stock of Holdings, on a fully diluted basis, in accordance with the terms of such warrants, entered into on the form attached hereto as Exhibit 5.18, by and among Holdings, the Lenders, or one or more of such Lenders’ respective affiliates or designees designated thereby, to be issued pursuant to, and in accordance with, Section 5.18, or any replacement warrants thereof.

“Threshold Amount” shall mean $10,000,000.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement, substantially in the form of Annex II attached to the Guaranty and Security Agreement, executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Treasury Rate” shall mean, for any date on which the Make-Whole Amount is paid, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date that is eighteen (18) months following the Funding Date; provided that if the period from the Payment Date to the date that is eighteen (18) months following the Funding Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type” shall mean, when used in reference to a Loan or a Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“USCRO” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Insurance Subsidiary” shall mean a wholly owned Insurance Subsidiary of Holdings (whether direct or indirect) that is domiciled in the United States or any Insurance Subsidiary that is a mutual insurance company; provided, that “U.S. Insurance Subsidiaries” shall mean each U.S. Insurance Subsidiary on a collective basis.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USPTO” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.19.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.21(g)(ii)(B)(iii).

“Warrants” shall mean, collectively, the Tranche 1 Warrants and the Tranche 2 Warrants.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. “SOFR Loan” or “Base Rate Loan”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the accounting for any lease (and whether such lease shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2017 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease, capitalized lease or finance lease and (c) for purposes of determining compliance with any basket, test or condition under any provision of this Agreement or any other Loan Document, no Loan Party or Subsidiary may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of, or reference to, any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.

Section 1.5. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6. Rates. The Administrative Agent and the Lenders do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent, the Lenders and each of its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent and the Lenders may select information sources or services in their reasonable discretion to ascertain the Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. [Reserved].

Section 2.2. [Reserved].

Section 2.3. [Reserved].

Section 2.4. [Reserved].

Section 2.5. Term Loan; Term Loan Commitments.

(a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender, severally and not jointly, agrees to make a single term loan to the Borrower in Dollars on the Funding Date (the “Term Loans”) in a principal amount set forth opposite such Lender’s name in Schedule I attached hereto. The Term Loans shall be advanced in a single Borrowing on the Funding Date and shall be made ratably by the Lenders in proportion to their respective Commitments, at which time the Commitments shall expire. Subject to Section 2.12, each Borrowing initially shall be of SOFR Loans.

(b) Subject to the terms and conditions set forth herein, the Term Loans may be, from time to time, Base Rate Loans or SOFR Loans or a combination thereof. Amounts paid or prepaid with respect to the Term Loans may not be reborrowed.

Section 2.6. Funding of Borrowings.

(a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any Borrowing, substantially in the form of Exhibit 2.6 attached hereto (the “Notice of Borrowing”) prior to 12:00 p.m. (New York city time) three (3) U.S. Government Securities Business Days prior to the requested date of such Borrowing, or such later date and/or time as the Administrative Agent and the Lenders may agree (provided that any notice of a Borrowing to be made on the Funding Date may be given not later than 12:00 p.m. (New York city time) one (1) U.S. Government Securities Business Day prior to the date of such proposed Borrowing, or such later date and/or time as the Administrative Agent and the Lenders may agree). Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the Borrowing, (ii) the date of the Borrowing (which shall be a U.S. Government Securities Business Day), (iii) the Type of such Term Loan comprising such Borrowing and (iv) the Borrower’s bank account information for receipt of funds. Each Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. Promptly following the receipt of a Notice of Borrowing, in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Each Lender shall make available each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 12:00 p.m. (New York city time) to the Administrative Agent at the Payment Office. The Administrative Agent shall make such Term Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account designated by the Borrower to the Administrative Agent in the Notice of Borrowing.

(c) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York city time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights to which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.7. [Reserved].

Section 2.8. Repayment of Loans. The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the outstanding principal amount of the Term Loans (together with all accrued interest, fees, premiums and other Obligations relating thereto, as applicable) of such Lender on the Maturity Date (and on such other date(s) as may be required hereunder).

Section 2.9. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any conversion of all or a portion of any Type of Loan to another Type pursuant to Section 2.14, (iv) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (v) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” term loan agreement. However, at the request of any Lender at any time, the Borrower agrees that it shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent in its reasonable discretion. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.10. Optional Prepayments. The Borrower shall have the right, at any time and from time to time, to prepay the Term Loans, in whole or in part, together with the Prepayment Premium pursuant to Section 2.13 (if any), but otherwise without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Loan, 1:00 p.m. (New York City time), three (3) U.S. Government Securities Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of any Base Rate

Loan, no later than 1:00 p.m. (New York City time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of Term Loans (or portion thereof) to be prepaid and the Prepayment Premium (if any) applicable thereto; provided that any such notice in connection with a repayment of the Term Loans may be conditioned upon the occurrence of another financing or transaction. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (subject to the occurrence of any condition described above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(d); provided that if a SOFR Loan is prepaid on a date other than the last day of the Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each prepayment made by the Borrower pursuant to this Section 2.10 shall be applied first, to the Prepayment Premium due on the amount of such prepayment required by Section 2.13; second, to the accrued interest due on the amount of the prepayment; and third, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans. FOR THE AVOIDANCE OF DOUBT, ANY VOLUNTARY PAYMENT OR PREPAYMENT, INCLUDING, BUT NOT LIMITED TO, PURSUANT TO THIS SECTION 2.10, SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.13 (IF REQUIRED UNDER SUCH SECTION).

Section 2.11. Mandatory Prepayments.

(a) No later than the third (3rd) Business Day (or such later date as agreed to by the Administrative Agent and the Lenders in their sole discretion) following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any sale or disposition by Holdings or any of its Subsidiaries of any assets in an aggregate amount exceeding $1,000,000, the Borrower shall prepay the Obligations in an amount equal to the Net Cash Proceeds of such sale or disposition; provided that (i) the Borrower shall not be required to prepay the Obligations with respect to proceeds from the sale or disposition of assets in the ordinary course of business (including obsolete or worn-out equipment no longer useful in its business) or in connection with Permitted Reinsurance Activities in the ordinary course of business and consistent with industry practice (including the “InsureTech” industry) and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (a) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof or, in the case of proceeds that have been contractually committed to be reinvested as described in this Section 2.11(a) within such one hundred eighty (180)-day period, within three hundred sixty-five (365) days following the date of receipt of such proceeds, in assets of the general type used in the business of the Borrower and its Subsidiaries (excluding cash or cash equivalents) so long as such proceeds received by a Loan Party are held in Controlled Account(s) subject to Control Account Agreement(s) until reinvested; provided, further that. the obligation of the Borrower to prepay the Obligations under this subsection (a) shall also not apply solely to the extent that (A) the sale or disposition was consummated by any Insurance Subsidiary (or Subsidiary thereof) of any of such Insurance Subsidiary’s assets (or the assets of a Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (a) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (a). Any such prepayment shall be applied in accordance with subsection (f) of this Section. FOR THE AVOIDANCE OF DOUBT, ANY MANDATORY PAYMENT OR PREPAYMENT PURSUANT TO THIS SECTION 2.11(a) SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.13 (IF REQUIRED UNDER SUCH SECTION).

(b) No later than the third (3rd) Business Day (or such later date as agreed to by the Administrative Agent and the Lenders in their sole discretion) following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings (which, for the avoidance of doubt, shall not include reinsurance) in an aggregate amount exceeding $1,000,000, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (b) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof or, in the case or proceeds that have been contractually committed to be reinvested as described in this Section 2.11(b) within such one hundred eighty (180)-day period, within three hundred sixty-five (365) days following the date of receipt of such proceeds, in assets of the general type used in the business of the Borrower and its Subsidiaries (excluding cash or cash equivalents) so long as such proceeds received by a Loan Party are held in Controlled Account(s) subject to Control Account Agreement(s) until reinvested; provided, further, that, the obligation of the Borrower to prepay the Obligations under this subsection (b) shall also not apply solely to the extent that (A) the Net Cash Proceeds of the casualty insurance policies or eminent domain, condemnation or similar proceedings were received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (b) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (b). Any such prepayment shall be applied in accordance with subsection (f) of this Section. For the avoidance of doubt, no Prepayment Premium shall be due with respect to any prepayment made pursuant to this clause (b).

(c) No later than the first (1st) Business Day (or such later date as agreed to by the Administrative Agent and the Lenders in their sole discretion) following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by Holdings or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further, that, the obligation of the Borrower to prepay the Obligations under this subsection (c) shall also not apply solely to the extent that (A) the Net Cash Proceeds of such Indebtedness were incurred and received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (c) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (c). Any such prepayment shall be applied in accordance with subsection (f) of this Section. FOR THE AVOIDANCE OF DOUBT, ANY MANDATORY PAYMENT OR PREPAYMENT PURSUANT TO THIS SECTION 2.11(c) SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.13 (IF REQUIRED UNDER SUCH SECTION).

(d) Upon the occurrence of a Change of Control, the Borrower shall prepay the Obligations, in full, unless such prepayment is waived in writing by all of the Lenders under this Agreement. Any such prepayment shall be applied in accordance with subsection (f) of this Section. FOR THE AVOIDANCE OF DOUBT, ANY MANDATORY PAYMENT OR PREPAYMENT PURSUANT TO THIS SECTION 2.11(d) SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.13 (IF REQUIRED UNDER SUCH SECTION).

(e) [Reserved].

(f) Any prepayments made by the Borrower pursuant to subsection (a), (b), (c) or (d) of this Section shall be applied as follows: first, to the Administrative Agent’s and Lenders’ fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents, including pursuant to Section 2.20; second, to the Prepayment Premium due on the amount of prepayment required by Section 2.13 (if any); third, to the accrued interest due on the amount of the prepayment; and fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans.

(g) [Reserved].

(h) The Borrower shall notify the Administrative Agent by written notice of any prepayment pursuant to clause (a), (b), (c) or (d) of this Section 2.11 not later than 11:00 a.m. (New York City time) one (1) Business Day (or such later date as agreed to by the Administrative Agent and the Lenders in their sole discretion) before the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of the Loans to be prepaid, the Prepayment Premium (if any) applicable thereto and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All prepayments of the Loans pursuant to clause (a), (b), (c) or (d) of this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to, but excluding, the date of payment.

(i) To the extent and for so long as the Borrower reasonably determines in good faith (in consultation with the Required lenders and as set forth in a written notice delivered to the Administrative Agent) that the repatriation to the Borrower of any dividend or other distribution, as applicable, from a Subsidiary that is not organized in the United States to the Borrower of any amounts required to mandatorily prepay the Obligations pursuant to this Section 2.11 would result in an adverse Tax liability (which is not de minimis) to the Borrower or any of its Subsidiaries (including any material withholding Tax and taking into account any foreign tax credit or benefit received in connection with such repatriation, as determined by the Borrower in good faith and in consultation with the Required Lenders and as set forth in a written notice delivered to the Administrative Agent) (such amount, a “Restricted Tax Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to this Section 2.11 shall be reduced by the Restricted Tax Amount; provided, that, to the extent that the repatriation of such dividend or other distribution would no longer result in an adverse Tax liability (which is not de minimis), such dividend or other distribution shall be promptly applied to the repayment of the Obligations.

Section 2.12. Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin and (ii) each SOFR Loan at Adjusted Term SOFR for the applicable Interest Period then in effect plus the Applicable Margin.

(b) [Reserved].

(c) Notwithstanding subsections (a) and (b) of this Section, at the election of the Administrative Agent (or upon the written request of the Required Lenders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), (b), (g), (h) or (j)) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to, but excluding, the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each of March, June, September and December and on the Maturity Date. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto and on the Maturity Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(f) In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Required Lenders and the Borrower) shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent shall promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.13. Prepayment Premium.

(a) Any (i) voluntary payment, repayment, prepayment, satisfaction, replacement or refinancing (including in connection with any payment pursuant to Section 2.26), (ii) mandatory prepayment pursuant to Sections 2.11(a), (c) or (d), (iii) reduction to the amount of any Loan (whether in connection with any proceeding under Debtor Relief Laws or otherwise) (in each case of clauses (i), (ii) and (iii), whether before or after the occurrence of an Event of Default), (iv) the occurrence of a Change of Control or (v) acceleration (including as a result of any Event of Default (including as a result of any proceeding under Debtor Relief Laws), whether automatically or by declaration, by operation of law or otherwise), in each case, in advance of the Stated Maturity Date, of any Loans, whether in whole or in part, shall be at a price equal to (1) 100.0% of the principal amount thereof, plus (2) accrued and unpaid interest as of the date of such payment, repayment or prepayment or other event or occurrence, plus (3) the Prepayment Premium, if any, as of the date of such payment, repayment or prepayment or other event or occurrence.

(b) Any Prepayment Premium payable in accordance with this Section 2.13 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the payment, repayment or prepayment event, and the Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event that the Obligations (and/or this Agreement) are satisfied, released, restructured, reorganized, replaced, reinstated, defeased or compromised in any proceeding under any Debtor Relief Law, by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER AND OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY OF THE FOREGOING OR ANY ACCELERATION. The Borrower and the other Loan Parties expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time the payment is made, (C) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (D) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.13, (E) the agreement of the Borrower and the other Loan Parties to pay the Prepayment Premium is a material inducement to the Lenders to extend the Term Loans and (F) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment event.

Section 2.14. Conversion.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, subject to Section 2.17, and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option:

(i) To convert, at any time, all or any part of any Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay all amounts due under Section 2.20

(ii) [Reserved].

(b) The Borrower shall deliver to the Administrative Agent a written notice (or a telephonic notice promptly confirmed in writing) of each Type of Loan that is to be converted, substantially in the form of Exhibit 2.14 attached hereto (a “Notice of Conversion”) no later than 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) U.S. Government Securities Business Days in advance of the proposed conversion date (in the case of a conversion to a SOFR Loan). Each Notice of Conversion shall be irrevocable, and the Borrower shall be bound to effect a conversion in accordance therewith.

(c) If, on the expiration of any Interest Period in respect of any SOFR Loan, the Borrower shall have failed to deliver a Notice of Conversion, then, unless such SOFR Loan is repaid as provided herein, such SOFR Loan shall continue as a SOFR Loan with the applicable Interest Period relating thereto.

(d) Upon receipt of any Notice of Conversion, the Administrative Agent shall promptly notify each Lender of the details thereof.

Section 2.15. Fees.

(a) The Borrower shall pay, on the Funding Date, to the Administrative Agent and its affiliates (for the account of the Persons entitled thereto in accordance with the terms thereof) all fees in the Agent Fee Letter that are due and payable on or prior to (to the extent any such fees have not already been paid) the Funding Date.

(b) The Borrower shall pay, on the Funding Date to the BlackRock Lenders, all fees specified in the BlackRock Fee Letter.

(c) The Borrower shall pay, on the Funding Date to the AIMCo Lender, all fees specified in the AIMCo Fee Letter.

Section 2.16. Computation of Interest and Fees.

Interest hereunder based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17. Inability to Determine Interest Rates.

(a) Subject to Section 2.17(b), if, on or prior to the commencement of any Interest Period for any SOFR Loan:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” or “Term SOFR”, as applicable, cannot be determined pursuant to the definitions thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR or Term SOFR, as applicable, for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining such SOFR Loans for such Interest Period, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any SOFR Loans requested to be made on the first day of such Interest Period which have not yet been incurred shall be deemed rescinded by the Borrower and (ii) all such affected SOFR Loans shall be converted into Base Rate Loans on the last day of the then-current Interest Period applicable thereto unless the Borrower prepays such SOFR Loans in accordance with this Agreement. Until such notice has been withdrawn by the Administrative Agent, no further SOFR Loans shall be made or continued as such, nor shall the Borrower have the right to convert a Type of Loan to SOFR Loans.

(b) Benchmark Replacement Setting.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent, the Required Lenders and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event shall become effective on the date that the Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to these provisions shall occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent and the Required Lenders shall have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) The Administrative Agent shall promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, and (iv) (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in consultation with the Required Lenders and the Borrower) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (in consultation with the Required Lenders and the Borrower) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (in consultation with the Required Lenders and the Borrower) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower shall be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, shall not be used in any determination of the Base Rate.

Section 2.18. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any SOFR Loan, and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Loans, or to continue or convert outstanding Types of Loans as or into SOFR Loans, shall be suspended. In the case of the making of a SOFR Loan, if the affected SOFR Loan is then-outstanding, such SOFR Loan shall be converted to a Base Rate Loan either (i) on the last day of the then-current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such SOFR Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted Term SOFR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR); or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any SOFR Loans made by such Lender (except any such requirement reflected in Term SOFR);

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender, then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered. Notwithstanding the foregoing, this paragraph (b) shall not apply to (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes.

(c) A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.20. Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of a SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked but other than as a result of a notice pursuant to Section 2.16 or 2.17), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.26, then, in any such event, the Borrower shall compensate each Lender, within ten(10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Adjusted Term SOFR was set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.21. Taxes.

(a) Defined Terms. For purposes of this Section 2.21, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. Without duplication of any additional amounts paid under Sections 2.21(b) and (c) hereof, the Borrower shall indemnify each Recipient (without duplication), within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.21, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.21(g)(ii)(A), 2.21(g)(ii)(B) and 2.21(g)(ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Solely for purposes of this Section 2.21(g), the Administrative Agent shall be considered to be a Lender (and if applicable, a Foreign Lender).

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI (or any successor forms);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.21A to the effect that such Foreign Lender is not a “bank” described in Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.21B or Exhibit 2.21C, IRS Form W-9 (or any successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.21D on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender hereby agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Tax Treatment. Each Lender and the Loan Parties agree (a) that the Loans and the Warrants together constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code, (b) that for purposes of the allocation of the issue price of such investment unit among the Loans and the Warrants in accordance with Section 1273(c)(2) of the Code and U.S. Treasury Regulation Section 1.1273-2(h), after the Closing Date each BlackRock Lender, Holdings and the Borrower shall promptly agree on the allocation of the issue price that shall be allocated to the Loans and the Warrants and (c) not to take any actions inconsistent with such allocation, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(j) Survival. Each party’s obligations under this Section 2.21 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.22. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 2:00 p.m. (New York City time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.18, 2.19, 2.20, 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of the Administrative Agent and the Lenders then due and payable pursuant to any of the Loan Documents (pro rata based on their respective pro rata shares of such fees and expenses); second, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and third, to all principal of the Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower hereby consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.23. [Reserved]

Section 2.24. [Reserved].

Section 2.25. Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.26. Replacement of Lenders. If (a) any Lender gives notice under Section 2.18, (b) any Lender requests compensation under Section 2.19, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, (d) any Lender is a Defaulting Lender or (e) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.19 or 2.21, as applicable) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent such consent is required for an assignment to such Replacement Lender pursuant to Section 10.4(b)), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a notice under Section 2.18, a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment shall result in elimination of the applicable illegality or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon receipt by the Lender being replaced of all amounts required to be paid by it pursuant to this Section 2.26, such Lender shall execute an Assignment and Acceptance within two (2) Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to the Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of the Replacement Lender). If the Lender does not execute such Assignment and Acceptance within such two (2) Business Days, then such Lender shall be deemed to have executed and delivered the Assignment and Assumption without any action on the part of the Lender and the Assignment and Assumption so executed by the Replacement Lender shall be effective for the purposes of this Section 2.26 and Section 10.4.

Section 2.27. Defaulting Lenders.

(a) [Reserved].

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii) [Reserved].

(iii) [Reserved].

(iv) [Reserved].

(c) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, that Lender shall cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulting Lender to Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(d) [Reserved].

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1. Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent and the Lenders shall have received the payment of all fees, expenses and other amounts earned, due and payable on or prior to the Closing Date, including, without limitation, and to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of outside counsel), in each case, required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including, for the avoidance of doubt, the Fee Letters); provided that this clause (a) shall be deemed satisfied on the Closing Date by the delivery of a Notice of Borrowing on or prior to the Closing Date that authorizes the disbursement of the proceeds of the Term Loans on the Funding Date to pay such fees, expenses and other amounts.

(b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders:

(i) a counterpart of this Agreement, signed by or on behalf of each party hereto, or written evidence reasonably satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement;

(ii) duly executed signatures to, and true, correct and complete copies of, each other Loan Document (as applicable) related to the Closing Date;

(iii) a certificate of the Secretary or Assistant Secretary of each Loan Party, substantially in the form of Exhibit 3.1(b)(iii) attached hereto, attaching and certifying copies of (x) its bylaws, limited liability company agreement, declaration of sole member or partnership agreement, as applicable, or equivalent thereof, (y) its articles or certificate of incorporation, certificate of formation, articles of organization or certificate of partnership, as applicable, or equivalent thereof and (z) the resolutions of its Board of Directors, shareholders (if required) or comparable authorizations, authorizing the execution, delivery and performance of the Loan Document(s) to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Document(s) to which it is a party;

(iv) (A) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party and (B) with respect to RRC, a certificate of good standing from the Registrar of Companies and a letter of good standing from the Cayman Islands Monetary Authority, in each case, issued on the Closing Date or as reasonably close to the Closing Date as possible;

(v) written opinions of Kirkland & Ellis LLP, Squire Patton Boggs (US) LLP and Conyers Dill & Pearman LLP, counsel to the Loan Parties, as applicable, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent and the Required Lenders shall reasonably request (which opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);

(vi) a certificate, substantially in the form of Exhibit 3.1(b)(vi) attached hereto, dated as of the Closing Date, and signed by a Responsible Officer of the Borrower, certifying that immediately after giving effect to consummation of the transactions contemplated to occur on the Closing Date, (A) no Default or Event of Default exists or shall result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect and (D) the Liquidity of the Borrower and the other Loan Parties shall be no less than $200,000,000;

(vii) [reserved];

(viii) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Agreement of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing;

(ix) [reserved];

(x) [reserved];

(xi) [reserved];

(xii) [reserved];

(xiii) [reserved];

(xiv) [reserved];

(xv) a certificate, dated as of the Closing Date, and signed by a Responsible Officer of the Borrower, confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent, immediately after giving effect to the consummation of the transactions contemplated to occur on the Closing Date;

(xvi) [reserved];

(xvii) [reserved]; and

(xviii) delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or any Lender shall have reasonably requested prior to the Closing Date.

(c) The BlackRock Lenders (or one or more of their designated affiliates or other designees) shall have received executed counterparts of the Board Observer Side Letter.

(d) The Lenders (or one or more of their designated affiliates or other designees) shall have received executed counterparts of the Tranche 1 Warrants.

(e) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Cayman Islands Monetary Authority has approved the Borrower’s entry into the Loan Documents.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, upon the express release of their signatures, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to the Administrative Agent or such Lender.

Section 3.2. Conditions to the Borrowing. The obligation of each Lender to make a Loan on the Funding Date is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, in which case, such representations and warranties shall be true and correct in all respects); and

(c) the Borrower shall have delivered the required Notice of Borrowing.

The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

Section 3.3. [Reserved].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1. Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership, limited liability company or exempted company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted except where a failure would not reasonably be expected to result in a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party (if any) and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by Holdings, the Borrower and each other Loan Party, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, shall constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts; No Default. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) shall not materially violate (i) any Requirement of Law applicable to Holdings or any of its Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority, (c) shall not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries (except as would not reasonably be expected to result in a Material Adverse Effect) and (d) shall not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents and Liens permitted under Section 7.2. As of the Closing Date, no Default or Event of Default has occurred and is continuing. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Material Agreement in any respect that, individually or collectively, with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 4.4. Financial Statements. Holdings has furnished to each Lender (i) the audited consolidated balance sheet of Holdings and its Subsidiaries as of the Fiscal Years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, in each case, audited by Deloitte, (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the Fiscal Quarter ended September 30, 2021, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer of Holdings and (iii) the audited consolidated balance sheet of RIC as of the Fiscal Years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, in each case, audited by Deloitte (the foregoing items (i)-(iii), collectively, the “Historical Financial Statements”). Such financial statements fairly present the consolidated financial condition of (A) in the case of clauses (i) and (ii), Holdings and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) and (B) in the case of clause (iii), RIC and the consolidated results of operations for such periods in conformity with SAP consistently applied. Since December 31, 2020, there have been no changes with respect to Holdings and its Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 4.5 attached hereto, and matters that would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim against it with respect to any Environmental Liability or (iv) has actual knowledge of any facts or circumstances that would reasonably be expected to give rise to an Environmental Liability.

Section 4.6. Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time or (b) otherwise subject to any other regulatory scheme limiting its ability to incur its Obligations under the Loan Documents or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes due and payable (whether or not shown on such returns) or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that would be materially in excess of the amount so provided are anticipated.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans shall be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10. ERISA.

(a) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS and, to the knowledge of Holdings or the Borrower, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification. Except as would not reasonably be expected to result in Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) no ERISA Event has occurred or, to the knowledge of Holdings or the Borrower, is reasonably expected to occur; (iii) there exists no Unfunded Pension Liability with respect to any Plan; (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, threatened; and (v) none of Holdings, any of its Subsidiaries or any ERISA Affiliate has, within the past five (5) calendar years, ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings, any of its Subsidiaries or any ERISA Affiliate is, has or had, within any of the five (5) calendar years immediately preceding the date this assurance is given or deemed given, made or been required to make contributions to any Multiemployer Plan.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11. Ownership of Property; Intellectual Property; and Insurance.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of Holdings referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under Section 7.6 of this Agreement), in each case, free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of Holdings and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, (i) the conduct and operations of the businesses of Holdings and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (ii) no other Person has contested any right, title or interest of Holdings or its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.

(d) As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns a fee interest in any Real Estate.

Section 4.12. Disclosure. Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that an Insurance Subsidiary is required to file with any regulatory agency), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being acknowledged and understood that such information is subject to contingencies and assumptions, many of which are beyond the Borrower’s control, and that actual results may differ materially from such information and that such projections are not a guarantee of financial performance).

Section 4.13. Labor Relations. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes against Holdings or any of its Subsidiaries or, to Holdings’ or the Borrower’s knowledge, threatened against or affecting Holdings or the Borrower or any of their respective Subsidiaries; (ii) significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries or, to Holdings’ or the Borrower’s knowledge, threatened against any of them before any Governmental Authority; and (iii) all payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case, as of the Closing Date. As of the Closing Date, all of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Permitted Prior Liens). As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests by Holdings or any Subsidiary of Holdings relating to the Capital Stock of Holdings or any Subsidiary of Holdings, other than (i) the Warrants, (ii) the Carvana Warrants, (iii) the conversion of Class B Common Stock to Class A Common Stock, or the conversion of Preferred Stock to Class A Common Stock and (iv) equity awards issued pursuant to an equity incentive plan of Holdings or any Subsidiary of Holdings or other compensation arrangements with employees of Holdings or any Subsidiary of Holdings.

Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents, the consummation of the transactions contemplated herein, including the issuance of the Loans on the Funding Date, and the use of proceeds of the Loans in connection therewith on the Funding Date, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 4.16. Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account and the complete account number therefor.

Section 4.17. Collateral Documents.

(a) The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein), and the Liens created under the Guaranty and Security Agreement constitute fully perfected Liens (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the “Grantors” thereunder in such Collateral, in each case, prior and superior in right to any other Person, other than with respect to Permitted Prior Liens. When the certificates evidencing Capital Stock that constitutes “certificated securities” pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.

(b) When, if applicable, the Patent Security Agreement(s) and the Trademark Security Agreement(s) are filed with the USPTO, and the Copyright Security Agreement(s) are filed with the USCRO, the Liens created by the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document with the USPTO or the USCRO, as applicable, in each case, prior and superior in right to any other Person other than with respect to Permitted Prior Liens.

(c) Each Mortgage, if any, when duly executed and delivered by the relevant Loan Party, shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of such applicable Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case, prior and superior in right to any other Person, other than with respect to Permitted Prior Liens.

(d) No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.

Section 4.18. Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and its Subsidiaries are set forth on Schedule 4.18 attached hereto, and each such Material Agreement is in full force and effect. As of the Closing Date, the Borrower does not have any knowledge of any pending material amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has electronically delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all material schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith) listed on Schedule 4.18.

Section 4.19. Insurance Licenses. No Insurance License of any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the best of the Borrower’s knowledge, there is no sustainable basis for a suspension or revocation of any Insurance License of any Insurance Subsidiary, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and no such suspension or revocation has been threatened by any Governmental Authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 4.20. Sanctions and Anti-Corruption Laws.

(a) None of Holdings or any of its Subsidiaries or any of their respective directors, officers, employees or, to the knowledge of Holdings and the Borrower or agents, is a Sanctioned Person. No Loans, use of proceeds or other transaction by Holdings or any of its Subsidiaries contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, the PATRIOT Act or Sanctions.

(b) Holdings, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Holdings and the Borrower, the agents of Holdings and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote continued compliance with Anti-Corruption Laws.

Section 4.21. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, Holdings and the Borrower hereby covenant and agree with the Administrative Agent and the Lenders that:

Section 5.1. Financial Statements and Other Information. Holdings shall deliver (or cause to be delivered) to the Administrative Agent, for delivery to each Lender:

(a) as soon as available, and in any event within 120 days after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries (commencing with the Fiscal Year ended December 31, 2021), containing a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year, and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte or another independent public accountant of nationally recognized standing (which may have a “going concern” or like qualification, exception or explanation solely as a result of the impending Maturity Date but without any other qualification as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b) as soon as available, and in any event within 60 days (or in the case of any audited statements and risk-based capital reports required to be delivered pursuant to this clause (b), 180 days) after the end of each Fiscal Year of each Insurance Subsidiary (commencing, in the case of any audited statements and risk-based capital reports required to be delivered, with the Fiscal Year ended December 31, 2021), the annual statement of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Year and as filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such annual statement and any audited statements and risk-based capital reports, in each case, which are required by such Insurance Regulatory Authorities);

(c) as soon as available, and in any event: (i) within 45 days after the end of each of the first three Fiscal Quarters of Holdings (commencing with the Fiscal Quarter ending March 31, 2022), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter, and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth, in each case, in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Holdings’ previous Fiscal Year; and (ii) within 45 days after the end of each Fiscal Quarter (or 60 days after the end of each Fiscal Quarter ending December 31), quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP) as filed with the Insurance Regulatory Authority of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such financial statements as required by such Insurance Regulatory Authority);

(d) (x) upon the election of the Borrower, and following any Minimum Liquidity Step-Down Date (and for so long as clause (a) or clause (b) of Section 6.4 is and remains satisfied, and from time to time thereafter (at the Borrower’s re-election) and following any subsequent Minimum Liquidity Step-Down Date), as soon as available, and in any event: (i) within 45 days after the end of each Fiscal Quarter of Holdings, the information required pursuant to Section 6.4(a) and (ii) within 15 days after the end of each Fiscal Month, a report setting forth the Cumulative Cash Burn and such other information required pursuant to Section 6.4(b), in each case, in reasonable detail and consistent with the Liquidity Report and (y) within 15 days after the end of each Fiscal Month, a Liquidity Report;

(e) concurrently with the delivery of the financial statements, reports and other information referred to in subsections (a) and (c)(i) of this Section 5.1, a Compliance Certificate;

(f) as soon as available, and in any event within 90 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet, statement of cash flow and projected dividend capacity;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority or the SEC, or distributed by Holdings to its shareholders, as the case may be;

(h) promptly following the delivery to, or receipt by Holdings, the Borrower or any of their respective Subsidiaries thereof, (i) a copy of any regular or periodic final examination report or result(s) of any market conduct examination or examination by the applicable Insurance Regulatory Authority or the NAIC of the financial condition and operations of, or any notice of any finding as to a violation of any Requirement of Law from any Insurance Regulatory Authority or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that would reasonably be expected to result in a Material Adverse Effect;

(i) promptly following receipt thereof, (i) a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Insurance Subsidiary that is provided to the applicable Insurance Regulatory Authority or other applicable Governmental Authority (or equivalent information should such Governmental Authority no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the applicable Insurance Regulatory Authority and (ii) each audit of any Insurance Subsidiary from the applicable Insurance Regulatory Authorities;

(j) as soon as available, and in any event within 45 days after the end of each Fiscal Year of Holdings, a completed BlackRock ESG Questionnaire; and

(k) promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws;

provided that the documents required to be delivered pursuant to Section 5.1(a), (b), (c) or (g) or Section 5.2(a)(vi), may be delivered, to the extent that such documents are publicly available on EDGAR or the Ohio Department of Insurance website, by Holdings advising the Administrative Agent of the filing thereof; provided, further, that, (i) upon the written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering such paper copies is given by the Administrative Agent and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents for distribution to each Lender.

Notwithstanding the foregoing or anything in Section 5.2 to the contrary, Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate any confidentiality agreement or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld, and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that, to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.

Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent shall make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it shall use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.2. Notices of Material Events.

(a) The Borrower shall promptly (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) furnish to the Administrative Agent, for delivery to each Lender, written notice of the following:

(i) the occurrence of any Default or Event of Default;

(ii) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Borrower, affecting Holdings, the Borrower or any of their respective Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability or (D) becomes aware of any basis for any Environmental Liability, in each case, which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(iv) promptly, and in any event within 15 days after (A) Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from a Responsible Officer of the Borrower;

(v) the occurrence of any default or event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;

(vi) any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, would reasonably be expected to result in a reduction in revenue of the Loan Parties of ten (10%) or more on a consolidated basis from the prior Fiscal Year;

(vii) [reserved];

(viii) any amendment, waiver, supplement, or other modification of any Subordinated Debt Document or Pari Lien Debt Document; and

(ix) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) The Borrower shall furnish to the Administrative Agent, for delivery to each Lender, the following:

(i) promptly, and in any event at least 30 days prior thereto (or such later date as agreed to in writing by the Administrative Agent and the Required Lenders), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or legal structure or (iv) in any Loan Party’s jurisdiction of organization;

(ii) promptly, and in any event within 30 days after receipt thereof: (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and

(iii) as soon as available, and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment prepared for Holdings or any of its Subsidiaries after the Closing Date on any Real Estate.

(c) The Borrower shall promptly (and in any event within 7 days) notify the Administrative Agent of the formation or acquisition of any Insurance Subsidiary or Subsidiary of an Insurance Subsidiary or if any Subsidiary of the Borrower has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the reasonable details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. Holdings shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and the Intellectual Property that is material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any disposition permitted under Section 7.6.

Section 5.4. Compliance with Laws. Holdings shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings shall maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and, within one hundred twenty (120) days of the Closing Date, the PATRIOT Act and applicable Sanctions.

Section 5.5. Payment of Obligations. Holdings shall, and shall cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that would result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. Holdings shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP or SAP, as applicable.

Section 5.7. Visitation and Inspection. Holdings and the Borrower shall, and shall cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that representatives of the Borrower shall be permitted to be present at any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Holdings or the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one (1) such visit and inspection at the reasonable expense of the Borrower in any Fiscal Year, (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and (c) Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that, to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.

Section 5.8. Maintenance of Properties; Insurance. Holdings shall, and shall cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents) and (ii) (A) all insurance required to be maintained pursuant to the Collateral

Documents, and shall, upon the request of the Administrative Agent, furnish to the Administrative Agent, at reasonable intervals (but in no event more than once per Fiscal Year) a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and if requested by the Administrative Agent or any Lender, a copy of any policy referenced therein if not already delivered) and (B) reinsurance of the types and in amounts no less than as required pursuant to Section 7.15(d), and comply with all requirements and covenants set forth in the applicable reinsurance agreements in all material respects and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent in its reasonable discretion) on all casualty and property insurance policies of the Borrower and its Subsidiaries.

Section 5.9. Use of Proceeds; Margin Regulations. The Borrower shall use the proceeds of all Loans to fund capital expenditures of the Borrower and its Subsidiaries, for other general corporate purposes of the Borrower and its Subsidiaries and to pay fees and expenses related to the Loans. No part of the proceeds of any Loan shall be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 5.10. Casualty and Condemnation. The Borrower (a) shall furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) shall ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11. Cash Management. Holdings and the Borrower shall, and shall cause each of its respective Subsidiaries that are Loan Parties to:

(a) maintain all cash management and treasury business with a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than Excluded Accounts, which the Loan Parties may maintain without restriction) (each such non-excluded deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of the other Loan Parties shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected and subject to Control Account Agreements; provided that the Loan Parties shall have 60 days (or such later date as may be agreed to in writing by the Administrative Agent) after the acquisition of a new Controlled Account (pursuant to any Investment permitted by Section 7.4) to obtain a Control Account Agreement over such acquired Controlled Accounts.

(b) deposit promptly, and in any event no later than ten (10) days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case, except for cash and Permitted Investments the aggregate value of which does not exceed $2,500,000 at any time; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, Holdings and the Borrower shall, and shall cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12. Additional Subsidiaries and Collateral.

(a) In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent thereof and (y) within 30 days after such Person becomes a Subsidiary (other than (a) any Insurance Subsidiary, (b) any Subsidiary of an Insurance Subsidiary, (c) any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License (or such later date as agreed to in writing by the Administrative Agent and the Required Lenders in their sole discretion) or (d) a Subsidiary with respect to which a guarantee by it would result in an adverse tax consequence (which is not de minimis) (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to Holdings or the Borrower or any of their respective Subsidiaries, as reasonably determined by the Borrower and the Required Lenders), the Borrower shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement, in substantially the form of Annex I attached to the Guaranty and Security Agreement, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the reasonable request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents (it being understood and agreed that, with respect to any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia, this clause (i) shall include the granting of Liens and taking of all perfection actions under the local laws of such Subsidiary’s jurisdiction of formation as may be reasonably required by the Administrative Agent and the Required Lenders), (ii) to grant Liens in favor of the Administrative Agent in all interests in Real Estate (other than Excluded Property) to the extent required by Section 5.13, by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent and the Required Lenders shall reasonably require and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a direct Subsidiary of a Loan Party (or such later date as agreed to in writing by the Administrative Agent and the Required Lenders in their sole discretion), the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Subsidiary directly owned by a Loan Party (other than Excluded Property) to the Administrative Agent as security for the Obligations, by executing and delivering a supplement to the Guaranty and Security Agreement, substantially in the form of Annex III attached to the Guaranty and Security Agreement, to the Administrative Agent and (ii) deliver the original certificates evidencing such pledged Capital Stock (other than Excluded Property) to the Administrative Agent, together with appropriate powers executed in blank; provided that (1) if such Person that becomes a Subsidiary is an Insurance Subsidiary, a Subsidiary of an Insurance Subsidiary or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, this requirement to pledge all of the Capital Stock of such Person shall not apply only to the extent the pledge thereof is (or would be) deemed a change of control of such Person or is (or would be) otherwise prohibited by applicable law or regulations, (2) in the case of any Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, it is understood and agreed that until such approval is obtained, such Subsidiary shall not transact business or hold any material assets and (3) to the extent and for so long as such Person that becomes a Subsidiary is a Subsidiary with respect to which a guarantee by it would result in an adverse tax consequence (which is not de minimis) (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to Holdings or the Borrower or any of their respective Subsidiaries, as reasonably determined by the Borrower and the Required Lenders, this requirement to pledge all of the Capital Stock of such Person shall not apply; provided, that, to the extent that such pledge of such Capital Stock (or the pledge of any portion of such Capital Stock) would no longer result in an adverse Tax liability (which is not de minimis), such pledge (or the pledge of any portion of such Capital Stock, as applicable) shall be promptly given. For the avoidance of doubt, (x) in no event shall any Insurance Company, Subsidiary of an Insurance Company, any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License or any Subsidiary with respect to which a guarantee by it would result in an adverse tax consequence (which is not de minimis) (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to Holdings or the Borrower or any of their respective Subsidiaries, as reasonably determined by the Borrower and the Required Lenders, be required to become a Subsidiary Loan Party, a Loan Party or a Guarantor hereunder; provided, however, for the avoidance of doubt and notwithstanding anything to the contrary herein, in the case of the Persons described in clauses (1) and (3) immediately above, each such Person shall be subject to the applicable covenants contained herein and (y) as of the Closing Date and thereafter, the Capital Stock of RRC shall be pledged and perfected under the laws of the Cayman Islands and the Capital Stock of each other Insurance Subsidiary shall be pledged and perfected under the applicable laws of the United States.

(b) The Borrower hereby agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such Lien can be perfected by the execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens (other than Liens expressly permitted by Section 7.2). All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13. Additional Real Estate; Leased Locations.

(a) To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate with a fair market value in excess of $5,000,000 after the Closing Date, it shall at the time of such acquisition, provide to the Administrative Agent Real Estate Documents in regard to such Real Estate.

(b) To the extent otherwise permitted hereunder, if any Loan Party enters into any lease with respect to any Real Estate, it shall promptly deliver to the Administrative Agent a copy of such lease and, to the extent such leased property constitutes the chief executive office of the Loan Parties, the Borrower shall deliver to the Administrative Agent a Collateral Access Agreement from the landlord of such leased property in form and substance reasonably acceptable to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.

Section 5.14. Further Assurances. Holdings shall, and shall cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan

Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; provided that in no event shall the Loan Parties be required to grant any Lien to secure the Obligations over any Excluded Property. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15. [Reserved].

Section 5.16. Maintenance of Reinsurance Coverage. For so long as the Term Loans are outstanding, each Insurance Subsidiary shall purchase reinsurance only from reinsurers with a minimum financial strength rating (as of the effective date of the relevant reinsurance agreement) of “A-” by A.M. Best Company or a minimum credit rating of “A-” by S&P, unless such reinsurance liabilities have been fully collateralized by such reinsurers.

Section 5.17. Board Observation Rights. The BlackRock GCO Lender shall have the right to designate and appoint two (2) representatives (each, an “Observer”), and any one (1) Observer may attend special and regular meetings of the Board of Directors of Holdings, subject to the terms and provisions of the Board Observation Side Letter; provided that, notwithstanding anything herein or in any other Loan Document to the contrary, (x) in no event shall the rights, powers or privileges granted pursuant to this Section 5.17 or the Board Observation Side Letter, as applicable, inure to the benefit of any successors or assigns of (or, for the avoidance of doubt, Participants in), the BlackRock GCO Lender or any of its rights and/or obligations under this Agreement or any other Loan Document (including, without limitation all or a portion of its applicable Term Loan Commitment and/or the Term Loan(s) owing to it), as applicable (in each case, other than any Affiliate or Approved Funds of the BlackRock GCO Lender, but excluding, for the avoidance of doubt, the AIMCo Lender), and (y) if the BlackRock GCO Lender (together with its Affiliates and Approved Funds, but excluding, for the avoidance of doubt, the AIMCo Lender), holds less than fifty percent (50%) of the aggregate principal amount of the Term Loans outstanding at any time, the rights, powers and privileges granted pursuant to this Section 5.17 and the Board Observation Side Letter, as applicable, shall be automatically and immediately terminated and shall be of no further force and effect.

Section 5.18. Tranche 2 Warrant Issuance. On the initial Minimum Liquidity Step-Down Date pursuant to Section 6.4(b), (solely to the extent that the Borrower elects to reduce the Liquidity threshold as set forth in Section 6.4) Holdings shall issue and deliver the Tranche 2 Warrants to the Lenders, or one or more of such Lenders’ respective affiliates or designees designated thereby, in the form attached hereto as Exhibit 5.18, with an aggregate number of initial Warrant Shares (as defined in the Tranche 2 Warrants) equal to 1.0% of all issued and outstanding shares of Common Stock (as defined in the Tranche 2 Warrant) on a Fully Diluted (as defined in the Tranche 2 Warrants) basis as of the Minimum Liquidity Step-Down Date.

Section 5.19. Post-Closing Covenants.

(a) The Borrower shall, within forty-five (45) days following the Closing Date (or such longer time period as agreed to by the Required Lenders in their sole discretion), deliver, or cause to be delivered, to the Administrative Agent, the insurance endorsements required under this Agreement, naming the Administrative Agent as lender’s loss payee or additional insured, as applicable, in form and substance reasonably acceptable to the Administrative Agent.

(b) The Borrower shall, within forty-five (45) days following the Closing Date (or such longer time period as agreed to by the Required Lenders in their sole discretion), deliver, or cause to be delivered, to the Administrative Agent, all certificates representing the Capital Stock of each of (a) the Borrower and (b) RIC, in each case, accompanied by undated stock powers, duly indorsed in blank

(c) The Borrower shall, within fifteen (15) Business Days following the Closing Date (or such longer time period as agreed to by the Required Lenders in their sole discretion), deliver, or cause to be delivered, to the Administrative Agent, one or more Control Account Agreements with respect to the Borrower’s Controlled Accounts numbered 104796895019 and 104796894988, in each case held with U.S. Bank National Association as of the Closing Date, or, for the avoidance doubt, Control Account Agreement(s) covering the funds or deposits therein (other than Excluded Accounts), in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(a) The Borrower shall, within ten (10) Business Days following the Closing Date (or such longer time period as agreed to by the Required Lenders in their sole discretion), deliver, or cause to be delivered, to the Administrative Agent, a copy of the signed and dated shareholder resolutions of RRC adopting the changes to the articles of association of RRC agreed with the Required Lenders in connection with the Cayman Law Share Pledge..

ARTICLE VI

FINANCIAL COVENANTS

Until the Termination Date, Holdings and the Borrower hereby covenant and agree with the Administrative Agent and the Lenders to:

Section 6.1. [Reserved].

Section 6.2. [Reserved].

Section 6.3. [Reserved].

Section 6.4. Minimum Liquidity. Not permit Liquidity at any time to be less than $200,000,000; provided that, solely to the extent that, and for so long as, either clause (a) or clause (b) below is and remains satisfied (as evidenced in a Compliance Certificate or Liquidity Report, as applicable), Holdings and the Borrower shall not permit Liquidity during such period commencing on the Minimum Liquidity Step-Down Date to be less than $150,000,000:

(a) (i) The Borrower and its Subsidiaries shall have issued, in the aggregate, at least 62,500 insurance policies utilizing the Embedded Insurance Platform (as defined in the Carvana Agreements) and (ii) the Direct Contribution to Gross Earned Premium Ratio, as of the end of each Fiscal Quarter, is greater than or equal to 12%; or

(b) (i) Holdings and its Subsidiaries shall have incurred no Acquisition Costs other than Acquisition Costs incurred in connection with the Carvana Agreements and (ii) as of the end of each Fiscal Month, the Cumulative Cash Burn shall be no greater than $12,000,000.

For the avoidance of doubt, if, as of the end of any Fiscal Month or Fiscal Quarter, as applicable, (1) clause (a) or clause (b) above is satisfied, as evidenced in a Compliance Certificate or Liquidity Report, as applicable, delivered to the Administrative Agent, the minimum Liquidity threshold shall be reduced to $150,000,000 (i) in the case of clause (a), at the end of the then-current Fiscal Quarter and (ii) in the case of clause (b), at the end of the subsequent Fiscal Month (such applicable date, the “Minimum Liquidity Step-Down Date”) and (2) following any Minimum Liquidity Step-Down Date, clause (a) or clause (b) above is not satisfied, as evidenced in a Compliance Certificate or Liquidity Report, as applicable, delivered to the Administrative Agent, or the Borrower fails to deliver such Compliance Certificate or Liquidity Report, as applicable, the minimum Liquidity threshold shall be deemed increased to $200,000,000 (i) in the case of clause (a), as of the end of the most recently ended Fiscal Quarter and (ii) in the case of clause (b), as of the end of the most recently ended Fiscal Month.

Section 6.5. Minimum Regulated Subsidiary Equity. Not permit the Regulated Subsidiary Equity as of the last day of each Fiscal Quarter to be less than $100,000,000.

Section 6.6. [Reserved].

Section 6.7. [Reserved].

ARTICLE VII

NEGATIVE COVENANTS

Until the Termination Date, Holdings and the Borrower hereby covenant and agree with the Administrative Agent and the Lenders that:

Section 7.1. Indebtedness. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1(b) attached hereto and Permitted Refinancings thereof;

(c) (i) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding (provided, however, that, the aggregate principal amount of such Indebtedness incurred by any Insurance Subsidiary or Subsidiary of any Insurance Subsidiary shall not exceed $5,000,000 at any time outstanding and (ii) Permitted Refinancings thereof;

(d) Indebtedness of the Borrower owing to Holdings or any Subsidiary and of any Subsidiary owing to Holdings, the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;

(e) Guarantees by Holdings, the Borrower or any Subsidiary of Indebtedness of Holdings, the Borrower or any other Subsidiary, in each case, in the ordinary course of business; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;

(f) Subject to the consent of the Required Lenders, Indebtedness that constitutes Pari Lien Debt and any Permitted Refinancing thereof; provided that such Indebtedness shall not be permitted under this clause (f) unless (i) the Required Additional Debt Terms are satisfied and (ii) the Borrower shall give the existing Lenders, on a pro rata basis, the first opportunity to provide any requested additional Pari Lien Debt prior to offering such opportunity to any other Person and, if the existing Lenders have not agreed within fifteen (15) Business Days after receiving such offer in writing to provide such additional Pari Lien Debt, after being offered a bona fide opportunity to do so (or if, after such fifteen (15) Business Day-period, the Borrower declines to accept an offer from the existing Lenders (it being understood that the Borrower may not decline an offer from the existing Lenders if it is on substantially similar terms offered by any other Person)), so long as no Default or Event of Default has occurred or is continuing, the Borrower shall have the sole right to offer such opportunity to any other Person (on terms no less favorable to the Borrower, including, without limitation, the terms of such Pari Lien Debt may not provide such Person with an interest rate or effective yield greater than the existing Loan(s) and such Pari Lien Debt must otherwise satisfy the Required Additional Debt Terms);

(g) Hedging Obligations permitted by Section 7.10;

(h) [reserved];

(i) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, cash pooling and similar arrangements, in each case, incurred in the ordinary course;

(j) to the extent constituting Indebtedness, obligations owed by any Subsidiary of Holdings to a Loan Party under (a) the RIC Authorized Producer Agreement, (b) the RPC Authorized Producer Agreement, (c) the RLSA Authorized Producer Agreement, (d) the RPC Administrative Services Agreement, (e) the RIC Administrative Services Agreement, (f) the RLSA Administrative Services Agreement, (g) the RRC Services Agreement, (h) the RIC Guaranty, (i) the RLSA Guaranty, (j) the Reinsurance Pooling Agreement, (k) the Multiple Line Quota Share Reinsurance Contract, (l) the Redpoint Automobile Quota Share Reinsurance Contract, (m) the Automobile Quota Share Reinsurance Contract or (n) the Tax Sharing Agreement;

(k) (i) unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $50,000,000; provided that such unsecured Indebtedness shall not be permitted hereunder unless such Indebtedness (A) is subordinated to the Obligations and all of the terms, conditions and provisions (including, without limitation, the subordination and intercreditor provisions) of the Subordinated Debt Documents are consented and agreed to in writing by each of the Borrower, the Administrative Agent and the Required Lenders (it being understood and agreed that such consent on the part of the Administrative Agent may be conditioned upon, among other things, amendments or other modifications to the terms and provisions of this Agreement and the other Loan Documents) and (B) does not have a scheduled maturity date earlier than one hundred eighty (180) days after the Stated Maturity Date and (ii) Permitted Refinancings thereof;

(l) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(m) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case, incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(n) Indebtedness consisting of financing of insurance premiums in the ordinary course of business;

(o) customer advances or deposits received in the ordinary course of business;

(p) so long as no Default or Event of Default has occurred or is continuing or would result from the incurrence thereof, other unsecured Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each Subsidiary of an Insurance Subsidiary) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding (which may include, for the avoidance of doubt, unsecured Indebtedness consisting of contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) and (ii) Permitted Refinancings thereof;

(q) [reserved]; and

(r) (i) PIK Debt of any Loan Party, (ii) Indebtedness of any Loan Party consisting of a Contingent Line of Credit and (iii) Permitted Convertible Indebtedness of any Loan Party, in a maximum principal amount not to exceed, in the aggregate for all Indebtedness incurred under this Section 7.1(r), $200,000,000, so long as (A) no Event of Default has occurred and is continuing or would immediately result therefrom and (B) such Indebtedness shall (a) not require any scheduled amortization or otherwise require payment of principal prior to, or have a scheduled maturity date earlier than, one hundred eighty (180) days after the Stated Maturity Date, (b) be unsecured, (c) not be mandatorily prepayable, repurchaseable or redeemable (except for customary asset sale, fundamental change or change of control provisions, provisions requiring Holdings to repurchase or convert all or any portion of such Indebtedness and acceleration rights after an event of default) prior to one hundred eighty (180) days after the Stated Maturity Date and (d) be on terms and conditions customary for Indebtedness of such type, as determined in good faith by the Board of Directors of Holdings or a committee thereof.

Section 7.2. Liens. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens securing the Obligations;

(b) Permitted Encumbrances and licenses permitted under this Agreement;

(c) Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2(c) attached hereto; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;

(d) purchase money Liens upon, or in, any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset (and provided that such obligations owed to a single lender may be cross-collateralized) and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing, (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition, and (iii) no such Lien shall secure any Indebtedness of the type described in clauses (i), (ii) or (v) of the definition of Indebtedness;

(f) Liens on assets of any Insurance Subsidiary securing obligations under transactions entered into in connection with Investments permitted by the terms hereof in an aggregate amount not to exceed, at any time, $20,000,000;

(g) Liens consisting of deposit of cash or other assets of any Insurance Subsidiary and any Subsidiary of an Insurance Subsidiary as required by any Governmental Authority;

(h) Liens securing other obligations in an aggregate amount not to exceed $8,000,000 at any time outstanding;

(i) Liens securing any Pari Lien Debt so long as such Liens are governed by, and subject to, the Pari Lien Debt Documents; and

(j) extensions, renewals, or replacements of any Lien referred to in subsections (b) through (i) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3. Fundamental Changes.

(a) Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that, if at the time thereof, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person; provided that a Subsidiary Loan Party shall be the surviving Person in a merger between a Subsidiary Loan Party and a Subsidiary that is not a Subsidiary Loan Party, (ii) any Subsidiary may merge into another Subsidiary; provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that, any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof.

Section 7.4. Investments, Loans. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, purchase or acquire (including pursuant to any merger with any Person or entity) any Capital Stock, loan or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in or make any other investment in (including capital contributions in or to), any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary, or enter into any other arrangement pursuant to which any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets, business or property to any Subsidiary that is not a Loan Party (all of the foregoing being collectively called “Investments”) (provided that, for the avoidance of doubt, in no event shall guarantees of risk based capital that are customary in the insurance business be deemed to be “Investments”), except:

(a) Investments (other than Permitted Investments) existing on the Closing Date and set forth on Schedule 7.4(a) attached hereto (including, without limitation, Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees by Holdings of any Indebtedness of the Borrower or guarantees by Holdings or the Borrower of any Indebtedness of any Subsidiary Loan Party or guarantees by any Subsidiary Loan Party of any Indebtedness of the Borrower or any other Subsidiary Loan Party;

(d) Investments made by Holdings in or to the Borrower or by Holdings or the Borrower in or to any Subsidiary Loan Party and by any Subsidiary Loan Party in or to the Borrower or in or to another Subsidiary Loan Party;

(e) [reserved];

(f) Hedging Transactions permitted by Section 7.10;

(g) Investments made by any Loan Party in any U.S. Insurance Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of, and immediately after giving effect to, such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month-end, in the case of Section 6.4, and Fiscal Quarter-end, in the case of Section 6.5, as applicable;

(h) [reserved];

(i) Investments consisting of (i) pledges, advance deposits and prepaid expenses or royalties and (ii) extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties or notes receivable, arising from the grant of trade credit or business of the Borrower or such Subsidiary, in each case, in this clause (i), in the ordinary course of business;

(j) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions (including, without limitation, lease, utility, workers’ compensation and other similar deposits) in the ordinary course of business;

(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(l) Advances, or indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business;

(m) [reserved];

(n) other Investments made by a Loan Party to RRC so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of, and immediately after giving effect to, such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month-end, in the case of Section 6.4 and Fiscal Quarter-end, in the case of Section 6.5, as applicable; provided, that the aggregate amount of all such Investments shall not exceed $150,000,000 at any time outstanding;

(o) [reserved];

(p) so long as no Default or Event of Default has occurred or is continuing or would result from the making thereof, other Investments which in the aggregate do not exceed $50,000,000 during the term of this Agreement;

(q) other Investments to purchase or acquire the Capital Stock of any Insurance Subsidiary, in each case, solely to the extent made substantially concurrently with, and from, the net proceeds actually received by Holdings from any capital contributions to, or the sale or issuance of Qualified Capital Stock of Holdings (other than (A) Disqualified Capital Stock and (B) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from, or Guaranteed by, the Borrower or any Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination); provided that any such Investment shall only be permitted to the extent that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month-end, in the case of Section 6.4, and Fiscal Quarter-end, in the case of Section 6.5, as applicable; and

(r) Investments by any Insurance Subsidiary in connection with Permitted Reinsurance Activities that are customary in the industry; and

(s) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of, and immediately after giving effect to, such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month-end, in the case of Section 6.4, and Fiscal Quarter-end, in the case of Section 6.5, as applicable, Investments in, or in connection with, any structured tax credit equity and/or opportunity zone fund(s) (or similar tax investment vehicle) (including, for the avoidance of doubt, Investments under the Cabretta Agreement on and after the Closing Date and the purchase or acquisition of any net operating loss), which Investments under this clause (s) in the aggregate do not exceed $10,000,000 during the term of this Agreement.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Notwithstanding anything to the contrary in the foregoing, no Loan Party shall, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) to any Subsidiary that is not a Loan Party any Intellectual Property that is material to the business of the Loan Parties, individually or in the aggregate.

Section 7.5. Restricted Payments. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a) Restricted Payments made by any Subsidiary to the Borrower or to any other Subsidiary (including, for the avoidance of doubt, from any Insurance Subsidiary to the Borrower);

(b) Restricted Payments made by the Borrower and its Subsidiaries to Holdings, and by Holdings to its direct or indirect parents, in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, in each case, to the extent necessary to permit Holdings and/or its direct or indirect parents to pay general administrative costs and expenses (including, without limitation, administrative, legal, accounting and similar costs and expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent of Holdings) and directors’ fees and director and officer indemnification obligations) incurred in the ordinary course of business and then due and payable (solely as such costs and expenses relate to the business of the Borrower and its Subsidiaries or Holdings’ ownership thereof). For the avoidance of doubt, the Borrower and its Subsidiaries may also pay any such amounts directly (in lieu of a Restricted Payment);

(c) Holdings and the Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements in the ordinary course of business and in accordance with Holdings’ stock purchase plan, so long as (A) no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase and (B) the aggregate amount repurchased during the term of this Agreement does not exceed $5,000,000;

(d) Restricted Payments made under or in connection with the Warrants;

(e) if, for any taxable period, the Borrower is a member of a group filing a consolidated, unitary or combined tax return of which Holdings is the common parent (a “Tax Group”), an amount equal to income Taxes for such taxable period then due and payable pursuant to such returns and attributable to the taxable income of the Borrower and the Subsidiary Loan Parties that are members of such group and, to the extent of the cash amount actually received by the Borrower or any Subsidiary Loan Party from any Subsidiary that is not a Subsidiary Loan Party (a “Non-Guarantor Subsidiary”) for the payment of income taxes, an amount equal to the income Taxes for such taxable period then due and payable and attributable to the taxable income of such Non-Guarantor Subsidiary; provided that, for each taxable period, payment for such amounts shall not exceed the lesser of (A) the amount of any such Taxes that the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) that are members of such group would have been required to pay for such taxable period on a separate group basis if the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) had paid Tax on a consolidated, combined group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) or (B) the actual tax liability of the Tax Group for such taxable period;

(f) so long as no Default or Event of Default has occurred or is continuing or would result from the making thereof, Restricted Payments to Carvana to the extent required to be made pursuant to the terms of the Carvana Agreements;

(g) so long as no Default or Event of Default has occurred or is continuing or would result from the making thereof, other Restricted Payments which in the aggregate do not exceed $5,000,000 during the term of this Agreement;

(h) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into, or exchangeable for, the Capital Stock of Holdings and its Subsidiaries;

(i) any non-cash repurchase of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the Taxes payable by such Person upon such grant or award (or upon vesting thereof);

(j) Holdings may repurchase, retire or otherwise acquire the Capital Stock of Holdings solely, (i) with respect to Class B Common Stock in exchange for Class A Common Stock or (ii) with respect to Class A Common Stock in exchange for Preferred Stock; and

(k) Restricted Payments from the Borrower or any Subsidiary to Holdings in connection with allocated costs or any stock option or other equity-based compensation plan in the ordinary course of business, in each case, to the extent that such Restricted Payment is off-set by intercompany settlement and/or contribution(s) from Holdings to the Borrower in the Fiscal Year in which such Restricted Payment was made.

Section 7.6. Sale of Assets. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case, whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a) the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments in the ordinary course of business;

(c) the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Borrower and its Subsidiaries (other than the Capital Stock of Subsidiaries of Holdings) permitted under this Agreement (in each case, excluding Investments permitted by Section 7.4(s)), in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of Holdings, the Borrower or such Subsidiary, as the case may be, or (B) required by Insurance Regulatory Authorities;

(d) any sale or other disposition pursuant to (x) a reinsurance agreement so long as such disposition or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice and (y) Permitted Reinsurance Activities in the ordinary course of business and consistent with industry practice (including the “InsureTech” industry);

(e) non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices, including, without limitation, any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S. not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;

(f) leases, subleases, licenses or sublicenses of real or personal property (other than Intellectual Property) granted by the Borrower or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;

(g) (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business, in each case, as may be approved by the Board of Directors of Holdings or the Borrower or the applicable Subsidiary in good faith; and (ii) the sale, license or other transfer of Intellectual Property in connection with the settlement or waiver of contractual or litigation claims in respect of the Intellectual Property; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(h) termination of licenses, leases and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;

(i) sales, leases, assignments, dispositions and transfers constituting Liens permitted under Section 7.2, Investments permitted under Section 7.4 or Restricted Payments permitted under Section 7.5;

(j) the Warrants;

(k) the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $2,000,000 in any Fiscal Year (but excluding the sale of any Capital Stock of any Subsidiary of Holdings); and

(l) the sale or other disposition of any minority-owned Investments existing on the Closing Date and set forth on Schedule 7.6(l) attached hereto in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

Notwithstanding anything to the contrary in the foregoing, no Loan Party shall, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) to any Subsidiary that is not a Loan Party any Intellectual Property that is material to the business of the Loan Parties, individually or in the aggregate.

Section 7.7. Transactions with Affiliates. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, except:

(a) at prices and on terms and conditions, taken as a whole, not less favorable to Holdings or such Subsidiary than would be obtained on an arm’s-length basis from unrelated third parties;

(b) employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers, directors and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements (provided that this clause (b) shall not be deemed to permit any Restricted Payments of the type set forth in Section 7.5(c) to the extent not permitted thereunder);

(c) transactions solely between or among the Loan Parties (and between the Loan Parties and other Subsidiaries of Holdings to the extent permitted by the Administrative Agent in writing in its reasonable discretion);

(d) any Restricted Payment permitted by Section 7.5 and any Investment permitted by Section 7.4;

(e) performing under (a) the RIC Authorized Producer Agreement, (b) the RPC Authorized Producer Agreement, (c) the RLSA Authorized Producer Agreement, (d) the RPC Administrative Services Agreement, (e) the RIC Administrative Services Agreement, (f) the RLSA Administrative Services Agreement, (g) the RRC Services Agreement, (h) the RIC Guaranty, (i) the RLSA Guaranty, (j) the Reinsurance Pooling Agreement, (k) the Multiple Line Quota Share Reinsurance Contract, (l) the Redpoint Automobile Quota Share Reinsurance Contract, (m) the Automobile Quota Share Reinsurance Contract or (n) the Tax Sharing Agreement, as applicable; and

(f) Guarantees of risk-based capital that are customary in the insurance industry.

Section 7.8. Restrictive Agreements. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien to secure the Obligations upon any of its assets or properties, whether now owned or hereafter acquired or (b) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower, to Guarantee the Obligations or to transfer any of its property or assets to the Borrower; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by law, this Agreement or any other Loan Document, (ii) the foregoing clause (b) shall not apply to restrictions or conditions imposed by any Subordinated Debt Document or Pari Lien Debt Document (or any document governing any Permitted Refinancing thereof), (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any assets thereof) pending such sale, provided that such restrictions and conditions apply only to the Subsidiary (or any assets thereof) that is sold and such sale is permitted hereunder, (iv) the foregoing clauses (a) and (b) (but, with respect to clause (b), only to the extent that any imposed transfer restrictions or conditions apply only to property or assets that are subject to Capital Lease Obligations or obligations incurred in connection with purchase money Indebtedness) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and the obligors of such Indebtedness, (v) the foregoing clauses (a) and (b) shall not apply to customary provisions in leases, licenses and contracts restricting the assignment of any such lease, license and/or contract and (vi) the foregoing clause (b) shall not apply to customary restrictions on transfers of Capital Stock in a joint venture to the extent expressly permitted by clause (x) of the definition of “Permitted Encumbrance” (but, for the avoidance of doubt, there shall be no restriction on the ability of Holdings or any of its Subsidiary Loan Parties to pledge Capital Stock in a joint venture to secure the Obligations).

Section 7.9. Sale and Leaseback Transactions. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).

Section 7.10. Hedging Transactions. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Borrower or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Holdings and the Borrower hereby acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings, the Borrower or any of their respective Subsidiaries is, or may become, obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Material Documents. Other than to the extent expressly required by any Insurance Regulatory Authority with respect to any Insurance Subsidiary or Subsidiary thereof, Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Lenders or the Administrative Agent in any material respect (or, in the case of any Pari Lien Debt Document (or any document governing any Permitted Refinancing thereof), as permitted by any Market Intercreditor Agreement).

Section 7.12. Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than (a) maintaining its existence, including, without limitation, (i) participating in tax, accounting and other administrative matters, (ii) filing Tax returns and reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes in good faith, if applicable), (iii) holding director and member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and (iv) complying with any applicable law, and activities incidental to the foregoing, (b) holding and maintaining its interest in the Capital Stock of, and making Investments in, the Borrower, (c) performing its Obligations under this Agreement and the other Loan Documents and other Affiliate transactions, Indebtedness and Guarantees permitted hereunder (including, without limitation, Guarantees of the Subordinated Debt and obligations under any Pari Lien Debt Document (if any) and any Permitted Refinancing thereof and any actions in connection with the issuance of Permitted Convertible Indebtedness), and actions incidental thereto, including, without limitation, the granting of Liens permitted hereby, (d) issuing, selling, purchasing, re-purchasing or registering its own Qualified Capital Stock, (e) preparing reports to Governmental Authorities and/or to its shareholders, (f) holding cash and Permitted Investments and other assets received in connection with Restricted Payments received from, or Investments made by, the Borrower, in each case, to the extent permitted hereby, (g) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants, (h) performing its obligations under the transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article VII, (i) the maintenance and administration of equity option and equity ownership plans and activities incidental thereto, (j) making any payments, dividends, distributions, issuances or other activities permitted pursuant to Section 7.5 or Section 7.19, as applicable, (k) any activities incidental to, required by or deemed appropriate under applicable state and federal securities laws, stock exchange rules and/or other regulations or otherwise in connection with being a publicly traded company required to file reports with the SEC under the Exchange Act, including, without limitation, investor and shareholder relations activities and (l) performing activities incidental to any of the foregoing.

Section 7.13. Accounting Changes. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (or SAP), or change the Fiscal Year of Holdings or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.

Section 7.14. Underwriting Risks. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, undertake any underwriting risk inconsistent with their historical and customary practices in the ordinary course of business (it being understood and agreed that this Section 7.14 shall not prohibit Holdings and its Subsidiaries from entering into additional lines of property and casualty insurance business).

Section 7.15. Insurance Subsidiaries. Notwithstanding anything herein to the contrary, without the prior written consent of the Required Lenders, Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries (including, for the avoidance of doubt, Insurance Subsidiaries) to permit: (a) a material change in the nature of the businesses that RIC conducts or is otherwise engaged in as of the Closing Date; (b) the discounting (except for prompt payment discounts) or sale by any of the Insurance Subsidiaries of any of their notes or accounts receivable, other than in connection with the collection, settlement or compromise thereof in the ordinary course of business; (c) any one or more material Insurance Licenses of any of the Insurance Subsidiaries to be suspended, limited or terminated or not be renewed; and (d) the Borrower or its Subsidiaries (including, for the avoidance of doubt, all Insurance Subsidiaries and any reinsurance Subsidiaries) to fail to maintain, (i) excess of loss reinsurance with a maximum limit in an amount no less than $500,000 per policy (or per occurrence) and (ii) catastrophe reinsurance that permits the ability to cede losses in excess of a retention no greater than 1.65% of trailing twelve months Gross Earned Premium as of the most recent Fiscal Month-end, in the case of Section 6.4, and Fiscal Quarter-end, in the case of Section 6.5, as applicable (but at no time shall such amount exceed $40,000,000); provided that with respect to any reinsurance company Subsidiary, such reinsurance company Subsidiary shall be permitted to maintain its own reinsurance arrangements or otherwise limit such exposure by virtue of its relationship with other Insurance Subsidiaries’ other reinsurance contracts, in each case, so long as such reinsurance arrangements or other limitation on exposure is in form and substance reasonably acceptable to the Administrative Agent.

Section 7.16. Sanctions and Anti-Corruption Laws. Holdings and the Borrower shall not, and shall not permit any Subsidiary to, request any Loan, directly or indirectly, (x) use the proceeds of any Loan or (y) knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of, or with, any Sanctioned Country or Sanctioned Person, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans) or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

Section 7.17. Reinsurance Companies. Holdings and the Borrower shall not, and shall not permit any Subsidiary to, own or hold any Investment in, nor create or acquire any reinsurance company, in each case, excluding RRC and any Investments in RRC expressly permitted under Section 7.4 of this Agreement.

Section 7.18. Other Liens and Guarantees. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, in each case, securing any Pari Lien Debt, unless the Loans are secured by a valid and enforceable, first priority perfected Lien on such assets or property or (ii) Guarantee any Pari Lien Debt unless the Loans are Guaranteed on a pari passu basis with such Guarantee.

Section 7.19. Restricted Debt Payments. Holdings and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any payment or prepayment in cash, securities or other property on, or in respect of, principal of, or interest on, any (i) Subordinated Debt, (ii) Indebtedness permitted pursuant to Section 7.1(p), (iii) Indebtedness permitted pursuant to Section 7.1(r) (including, for the avoidance of doubt, PIK Debt) and (iv) Pari Lien Debt (all such Indebtedness, collectively, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(a) Restricted Debt Payments (other than payments with respect to (x) the Contingent Line of Credit, (y) any Subordinated Debt to the extent prohibited by the subordination provisions thereof and (z) any Pari Lien Debt to the extent prohibited by the applicable Market Intercreditor Agreement) consisting of (i) regularly scheduled interest payments as and when due in respect of any Restricted Debt and (ii) dividends in respect of Permitted Convertible Indebtedness permitted pursuant to Sections 7.1(r) or 7.1(p), in each case, solely to the extent such dividends are regularly scheduled and in a fixed amount (or fixed percentage);

(b) Restricted Debt Payments (x) as a result of the conversion or exchange of all or any portion of Permitted Convertible Indebtedness into or for Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares, in connection therewith or (y) in the form of payment in kind;

(c) except to the extent prohibited by the intercreditor or subordination provisions applicable to the relevant Restricted Debt, repayments of principal and interest of any Indebtedness permitted hereunder with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares in connection therewith;

(d) so long as no Default or Event of Default exists or would result therefrom, payments under any Pari Lien Debt to the extent permitted under the applicable Market Intercreditor Agreement; and

(e) Restricted Debt Payments (to the extent applicable) with respect to any Indebtedness under the Carvana Agreements.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) continuous Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of their Subsidiaries in, or in connection with, this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendment or modification hereof or waiver hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to, or in connection with, this Agreement or any other Loan Document, shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a “Material Adverse Effect” or other materiality, in which case, such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d) (i) Holdings or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), (b), (c), (d) or (e), 5.2(a)(i), 5.3 (with respect to legal existence), 5.8(b)(iii)(B), 5.9, 5.11, 5.17 or Article VI (other than Section 6.4) or Article VII, (ii) Holdings or the Borrower shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for ten (10) continuous Business Days after any officer of the Borrower becomes aware of such failure or (iii) Holdings or the Borrower shall fail to satisfy the covenant contained in Section 6.4 for ten (10) consecutive Business Days; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of the Borrower becoming aware of such failure or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) (i)(A) Holdings, the Borrower or any of their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (B) any other event shall occur or condition shall exist under the Pari Lien Debt Documents (if any), if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the Indebtedness thereunder; or (C) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (D) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof, in each case, excluding any prepayment or redemption requirements in connection with an asset sale or disposition permitted under Section 7.6 of assets that secure Material Indebtedness (to the extent that the Material Indebtedness being required to be prepaid or redeemed secures only the assets that were sold); provided that this clause (f) shall not apply to any conversion or exchange of any Permitted Convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion or exchange of any Permitted Convertible Indebtedness, in either case, into cash, Qualified Capital Stock of Holdings (and nominal cash payments in respect of fractional shares) or any combination thereof in accordance with the express terms or conditions thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (x) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (y) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or

(g) Holdings, the Borrower or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (g), (iii) apply for, or consent to, the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets and, in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) after the effectiveness thereof, the provisions of any Market Intercreditor Agreement or any subordination agreement between the Administrative Agent and the agent for the Subordinated Debt ceases to be effective or ceases to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms; or

(j) Holdings, the Borrower or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to Holdings, the Borrower or any of their respective Subsidiaries in an aggregate amount exceeding $10,000,000, (ii) the aggregate amount of Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liability) exceeds $10,000,000, or (iii) there is or arises any incurred Withdrawal Liability in an aggregate amount exceeding $10,000,000; or

(l) any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $10,000,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries and, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) (i) the termination (without a substantially similar replacement as reasonably determined by the Required Lenders) of the RIC Authorized Producer Agreement or the RPC Authorized Producer Agreement, (ii) a decrease in rates charged under the RIC Authorized Producer Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement, (iii) a decrease in rates charged under the RPC Authorized Producer Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement or (iv) any other change to the RIC Authorized Producer Agreement or the RPC Authorized Producer Agreement that is adverse to the interests of the Lenders;

(o) any court, Governmental Authority, including any Insurance Regulatory Authority, shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Holdings, the Borrower or any of their respective Subsidiaries which, when taken together with all other property of Holdings, the Borrower and their respective Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, exceeds $10,000,000, in each case, except to the extent Holdings, the Borrower or any of their respective Subsidiaries receive fair compensation in respect of such condemnation, seizure or appropriation and the net cash proceeds thereof are applied in accordance with Section 2.11(b); or

(p) any one or more licenses, permits, accreditations or authorizations of Holdings, the Borrower or any of their respective Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Holdings, the Borrower or any of their respective Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;

(q) a Change of Control shall occur or exist; or

(r) any provision of the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligations under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(s) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents;

then, and in every such event (other than an event described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest and Prepayment Premium on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 8.2. Application of Proceeds. All payments received by the Administrative Agent under any Loan Document, including all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall, subject to the terms of any Market Intercreditor Agreement, be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent and the Lenders incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees, indemnitees and other reimbursable expenses of the Administrative Agent and the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to the fees, interest and premium (including any Prepayment Premium) then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(d) fourth, to the aggregate outstanding principal amount of the Term Loans until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Term Loans; and

(e) fifth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses first through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints Acquiom as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties (other than financing sources). The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party (other than any financing sources) and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) [reserved].

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation(s) arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action (i) if it shall not have received satisfactory written direction, advice or concurrence, together with any reasonable indemnity, security or pre-funding reasonably requested in the sole discretion of the Administrative Agent from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) in respect of such action or (ii) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for, or have any duty to, ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each Lender hereby acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also hereby acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under, or based on, this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender hereby represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purposes of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender hereby agrees not to assert a claim in contravention of the foregoing. Each Lender hereby represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender hereby acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. Any Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. Any Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower or, the Required Lenders may, by notice in writing to the Borrower and the Person then-serving as the Administrative Agent, remove such Person as the Administrative Agent. Upon notice of any such resignation or removal, as applicable, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower (provided that no Specified Event of Default shall exist at such time). If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives written notice of its resignation or any notice of removal is provided, as applicable, then the Required Lenders may, on behalf of all of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof, a bank which maintains an office in the United States or an independent debt administration services agency. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation or any notice of removal is provided, as applicable, under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal, as applicable, shall become effective, (ii) the retiring or removed Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all of the duties of the retiring or removed Administrative Agent under the Loan Documents until such time as the Required Lenders appoint (and if the Borrower’s approval would be required, the Borrower approves) a successor Administrative Agent as provided above

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring or removed Administrative Agent’s resignation or removal hereunder, as applicable, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to, or for the account of, any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses.

Section 9.9. The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claim(s) and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 10.3.

(c) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all of the Lenders all of the Loan Documents (including the Collateral Documents and, in respect of any Indebtedness and Liens permitted to be incurred hereunder, any Market Intercreditor Agreement and any other intercreditor or subordination agreements (including with the agent for the Subordinated Debt)) other than this Agreement.

Section 9.11. Collateral and Guaranty Matters. Each Lender hereby irrevocably authorizes the Administrative Agent:

(a) to release any Lien on any property granted to, or held by, the Administrative Agent under any Loan Document (i) upon the Termination Date; (ii) that is sold or to be sold as part of, or in connection with, any sale permitted hereunder or under any other Loan Document and (iii) if approved, authorized or ratified in writing in accordance with Section 10.2;

(b) to subordinate any Lien on any collateral granted to, or held by, the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2(d); and

(c) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders shall confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case, in accordance with the terms of the Loan Documents and this Section. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition expressly permitted pursuant to Section 7.6, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any person.

Section 9.12. [Reserved].

Section 9.13. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) unless otherwise agreed to by the Required Lenders, no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for, and representative of, the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14. Erroneous Payments.

(a) Each Lender hereby agrees that if the Administrative Agent notifies such Lender (any such Lender or other recipient, but, in any event, excluding any Loan Party, a “Payment Recipient”) in writing that the Administrative Agent has determined in its reasonable discretion that the Administrative Agent or its Affiliates erroneously or mistakenly transmitted funds to such Payment Recipient (whether or not known to such Lender or other Payment Recipient) or funds were otherwise erroneously or mistakenly received by such Payment Recipient (whether or not known to such Lender or other Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Payment Recipient shall make commercially reasonable efforts to promptly return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this Section 9.14(a) shall set forth the facts and circumstances resulting in such Erroneous Payment; provided that the Administrative Agent shall not make any demand under this Section 9.14(a) unless the notice described herein is delivered within thirty (30) days after the making of the applicable Erroneous Payment. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Each Payment Recipient hereby authorizes the Administrative Agent to set-off, net and apply any and all amounts at any time owing to such Payment Recipient (general or special, time or demand, provisional or final) at any time held by, or on behalf of, or otherwise payable or distributable by, the Administrative Agent (or its Affiliates, including by branches and agencies of the Administrative Agent, wherever located), against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a). The Administrative Agent hereby agrees to promptly notify the applicable Payment Recipient after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) The parties hereto hereby agree that (x) in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient (and without limiting the Administrative Agent’s rights and remedies under this Section 9.14(a)), the Administrative Agent shall be subrogated to all of the rights of such Payment Recipient with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of the Borrower or any other Loan Party relative to the amount (and/or timing for payment) of any Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clause (y) shall not apply to the extent that any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(d) Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all of the Obligations (or any portion thereof) under any Loan Document.

(e) Except to the extent set forth herein, neither any Loan Party, nor any of its respective Affiliates, shall have any obligations or liabilities, directly and/or indirectly, arising out of this Section 9.14 in respect of any Erroneous Payment.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

To the Borrower:	Caret Holdings, Inc.
80 E. Rich Street, Suite 500
Columbus, OH 43215
Attention: Daniel Rosenthal, Chief Financial Officer
Email: daniel.rosenthal@joinroot.com

With copies to (for
information purposes only):	Kirkland & Ellis LLP
333 South Hope Street, 29th Floor
Los Angeles, CA 90071
Attention: David M. Nemecek, P.C.
Email: david.nemecek@kirkland.com

and

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention: Katie Taylor
Email: katie.taylor@kirkland.com

To the Administrative Agent:	Acquiom Agency Services LLC
150 South Fifth Street, Suite 2600
Minneapolis, MN 55402
Attention: Caret Holdings Administrator
Email: loanagency@srsacquiom.com

With a copy to (for
information purposes only):	Clifford Chance US LLP
31 W. 52nd Street
New York, New York 10019
Attention: Gary Brooks
Email: gary.brooks@cliffordchance.com

To BlackRock:	c/o BlackRock Financial Management, Inc.
40 East 52nd Street
New York, New York 10022
Attention: Federico Maffioletti

Mark Lawrence
	Telephone:	+44 20077 433758 (Federico Maffioletti)
+1 646-231-1477 (Mark Lawrence)
Email: federico.maffioletti@blackrock.com
Mark.A.Lawrence@blackrock.com

with copies to (which shall not constitute notice):

c/o BlackRock, Inc.
Office of the General Counsel
40 East 52nd Street
New York, New York 10022
	Attention:	Lucy Liu
Email: LegalTransaction@blackrock.com

and

Clifford Chance US LLP
31 W. 52nd Street
New York, New York 10019
	Attention:	Andrew Young
	Telephone:	+1 212-878-8012
Email: andrew.young@cliffordchance.com

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(ii) Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.

(iv) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided , however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(c) Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person in Section 10.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(d); and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(d) All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(e) Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.17 with respect to the implementation of a Benchmark Replacement or Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters, the Board Observation Side Letter or the Warrants, each of which may be amended or modified in accordance with the terms thereof), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder (including any Prepayment Premium), without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.12(c) during the continuance of an Event of Default;

(iii) postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default or mandatory prepayment shall not constitute a postponement, extension, reduction, excuse or waiver any payment for purposes of this clause (iii));

(iv) (A) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.7 in a manner that would alter the pro rata sharing of Commitment reductions thereby, (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in subclause (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case, without the written consent of each Lender directly affected thereby;

(v) change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender directly affected thereby;

(vi) release all or substantially all of the Guarantors without the written consent of each Lender; or

(vii) release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Lender.

provided, further, that, no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.

Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent and the Lenders, including the reasonable and documented (in summary form) fees and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights and remedies under this Section, or in connection with the Term Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that, notwithstanding the foregoing, legal expenses under this clause (a) shall be limited to one firm of outside counsel for the Administrative Agent and one firm of outside counsel for the Lenders (or, in the case of clause (a)(ii), one additional firm of outside counsel for the AIMCo Lender, subject to its sole discretion), taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Secured Parties, taken as a whole (and, in the case of clause (a)(ii), solely in the case of an actual or perceived conflict of interest where a Secured Party affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Secured Parties).

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party (other than any financing sources) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and promptly reimburse such Indemnitee for, any and all losses, claims, damages, penalties, liabilities or other expenses (including the reasonable and documented (in summary form) fees and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of

(i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties (other than any financing sources), arise from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) result from disputes (not involving any act or omission by Holdings or its Subsidiaries or their Affiliates) solely among the Indemnitees for actions by one or more of the Indemnitees, other than claims against the Administrative Agent in such capacity fulfilling its agency role under the Loan Documents; provided that notwithstanding the foregoing, legal expenses under this clause (b) shall be limited to one firm of outside counsel for the Administrative Agent and one firm of outside counsel for all other Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities and related expenses arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days, after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties (other than any financing sources) of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection 10.4(b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection 10.4(b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (w) a Specified Event of Default has occurred and is continuing at the time of such assignment, (x) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender (y) the Borrower shall not have objected in writing to such assignment within ten (10) Business days after having received written notice thereof, or (z) the assignment is by BlackRock Capital Markets, LLC or ASG 2021 Offshore Holdings II, L.P. of an amount of its Term Loans not to exceed $75,000,000 in the aggregate; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (y) such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender or (z) the assignment is by BlackRock Capital Markets, LLC or ASG 2021 Offshore Holdings II, L.P. of an amount of its Term Loans not to exceed $75,000,000 in the aggregate.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21(g).

(v) No Assignment to certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of their respective Affiliates or Subsidiaries, (B) any Disqualified Institutions or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person).

Subject to the acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices within the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Acquiom serves in such capacity, Acquiom and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural person), Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, a Disqualified Institution or a Defaulting Lender or any Affiliate thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than waiving default interest); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (other than waivers of Defaults, Events of Default and mandatory prepayments); (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (iv) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (v) release all or substantially all of the Guarantors; or (vi) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.25 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.22 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such participation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(g) and (h) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure the obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to, or arising out of, any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby, shall be construed in accordance with, and be governed by, the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of, or relating to, this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement hereby irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document shall affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender hereby agrees to promptly notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender hereby agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in PDF or TIFF format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates, reports, notices or other instruments delivered in connection with, or pursuant to, this Agreement, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the other Loan Documents or in the certificates, reports, notices and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Term Loans.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent and the Lenders hereby agrees to maintain the confidentiality of any non-public information relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses, to the extent provided to it by or on behalf of Holdings or any of its Subsidiaries, in accordance with the Administrative Agent’s or the Lenders’ customary practices, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender or their respective Affiliates including, without limitation, accountants, legal counsel, officers, directors, employees, independent auditors, professionals and other experts, agents or advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, such disclosing party agrees to inform the Borrower reasonably promptly thereof and prior to such disclosure to the extent not prohibited by law), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the NAIC), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or as otherwise required by applicable law or regulation, (vi) subject to execution by such Person of an agreement containing provisions similar to those in this Section, to (A) any assignee of, or Participant in, or any prospective assignee of, or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent that such information is received by the Administrative Agent from a third party that is not, to the knowledge of the Administrative Agent, subject to confidentiality obligations owing to the Borrower or any Affiliate of the Borrower, (x) for purposes of establishing a “due diligence” defense, provided that prompt notice of such defense shall be provided to the Borrower, to the extent permitted by law, (xi) to the extent that such information was already in the possession of the Administrative Agent prior to any duty or other undertaking of confidentiality entered into in connection with this Agreement or any other Loan Document or (xii) with the written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. Notwithstanding the foregoing, no such confidential information shall be disclosed to a Disqualified Institution that has been identified to all of the Lenders prior to the time of such disclosure without the Borrower’s consent.

Subject to the Borrower’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), the Administrative Agent or any Lender may use non-confidential information related to this Agreement and the Loans made hereunder in connection with any marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in a publication of its choice at its own expense using such Loan Party’s name, product photographs, logo or trademark.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower hereby represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Document.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notify each Loan Party that, pursuant to (a) the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification (subject to any identified exclusions or exemptions).

Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party hereby acknowledge and agree and acknowledge its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed to in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders have no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16. Location of Closing. Each Lender hereby acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent. The Borrower hereby acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent. All parties hereto hereby agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenant, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto hereby acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effect(s) of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership shall be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties hereto hereby acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event that a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party shall be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event that a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is hereby understood and agreed that the rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.19, the following terms shall have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.20. Electronic Signatures. The words “execution,” “execute,” “signed,” “signature” and words of like import in, or related to, this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

CARET HOLDINGS, INC., a Delaware corporation

By: /s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: Chief Financial Officer

HOLDINGS:

ROOT, INC. , a Delaware corporation

By: /s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: Chief Financial Officer

[Signature Page to Term Loan Agreement]

OTHER LOAN PARTIES:

ROOT ENTERPRISE, LLC,
a Delaware limited liability company

By:	/s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: President

ROOT INSURANCE AGENCY, LLC,
an Ohio limited liability company

By:	/s/ Alexander Timm
Name: Alexander Timm
Title: President

ROOT LONE STAR INSURANCE AGENCY, INC.,
a Texas corporation

By:	/s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: Chief Financial Officer

ROOT SCOUT, LLC,
a Delaware limited liability company

By:	/s/ Jonathan Allison
Name: Jonathan Allison
Title: General Counsel

[Signature Page to Term Loan Agreement]

ADMINISTRATIVE AGENT:

ACQUIOM AGENCY SERVICES LLC

By:	/s/ Renee Kuhl
Name: Renee Kuhl
Title: Executive Director

[Signature Page to Term Loan Agreement]

LENDERS:

PDL SCO LP
By its General Partner, PDL SCO GP Ltd.

By:	/s/ Pearce Wilder Brisbin
Name: Pearce Wilder Brisbin
Title: Director

[Signature Page to Term Loan Agreement]

TELEMATIC OFFSHORE, LTD.
By: BlackRock Financial Management, Inc., its Manager

By:	/s/ Jeff Dunbar
Name: Jeff Dunbar
Title: Managing Director

[Signature Page to Term Loan Agreement]

ASG 2021 OFFSHORE HOLDINGS II, L.P.
By: BlackRock Financial Management, Inc., its manager

By:	/s/ Pam Chan
Name: Pam Chan
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

GCO II AGGREGATOR 2 L.P.
By: BlackRock Financial Management, Inc., its manager

By:	/s/ Mark Lawrence
Name: Mark Lawrence
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

BLACKROCK DIVERSIFIED PRIVATE DEBT FUND
MASTER LP
By: BlackRock Financial Management, Inc., its Investment Manager

By:	/s/ Mark Lawrence
Name: Mark Lawrence
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

BLACKROCK CAPITAL MARKETS, LLC

By:	/s/ Brent Patry
Name: Brent Patry
Title: Managing Director

[Signature Page to Term Loan Agreement]

TENNENBAUM SENIOR LOAN FUND II, LP
TENNENBAUM SENIOR LOAN FUND V, LLC
TCP DIRECT LENDING FUND VIII-A, LLC
RELIANCE STANDARD LIFE INSURANCE COMPANY
PHILADELPHIA INDEMNITY INSURANCE COMPANY

On behalf of each of the above entities:

By: TENNENBAUM CAPITAL PARTNERS, LLC
Its: Investment Manager

By:	/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

TCP DLF VIII 2018 CLO, LLC
By: SERIES I of SVOF/MM, LLC
Its: Collateral Manager

By:	/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DLF IX 2019 CLO, LLC
BLACKROCK DLF IX 2019-G CLO, LLC
BLACKROCK DLF IX 2020-1 CLO, LLC
BLACKROCK DLF IX CLO 2021-1, LLC
BLACKROCK DLF IX CLO 2021-2, LLC

By: BlackRock Capital Investment Advisors, LLC.
Its: Collateral Manager

By:	/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

[Signature Page to Term Loan Agreement]

BLACKROCK DLF IX ICAV,
an umbrella type Irish collective asset management
vehicle acting solely for and on behalf of its sub-fund
BLACKROCK DIRECT LENDING IX-U (IRELAND)

By: Blackrock Capital Investment Advisors, LLC
Its: Investment Manager acting as attorney-in-fact

By:	/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DLF IX ICAV,
an umbrella type Irish collective asset management
vehicle acting solely for and on behalf of its sub-fund
BLACKROCK DIRECT LENDING IX-L (IRELAND)

By: Blackrock Capital Investment Advisors, LLC
Its: Investment Manager acting as attorney-in-fact

By:	/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

BLACKROCK DIRECT LENDING FUND IX-U
(LUXEMBOURG) SCSP

By: Blackrock Capital Investment Advisors, LLC
Its: Investment Manager

By:	/s/ Philip Tseng
Name: Philip Tseng
Title: Managing Director

[Signature Page to Term Loan Agreement]